                                                                    Exhibit 10.2


[LOGO]


                                                               EXECUTION VERSION



                                Dated 18 May 2000



                           Sale and Purchase Agreement





1. Paxar Far East Limited, 8/F., Paxar Building, 210 Choi Hung Road, San Po Kong, Kowloon, Hong Kong, represented by Chu Che Lop, Paul according to the board resolution dated 12 May 2000 attached as Exhibit A.



2. Mr. Ulrich Wilhelm Helmut Bornemann, born on 2 June 1962, residing at 1st Floor, Gordon Terrace, No.4A Carmel Road, Stanley, Hong Kong.


herewith enter into the following



             Sale and Purchase Agreement (the "AGREEMENT"):

                                TABLE OF CONTENTS



ARTICLE                                                                      PAGE


PRELIMINARY REMARKS..................................................          3


1.    Sale and Purchase..............................................          3


2.    Purchase Price and payment.....................................          5


3.    Transfer Accounts of the Hong Kong Company.....................          8


4.    Adjustment of the Purchase Price...............................          8


5.    Representations, Warranties and Guarantees of the seller.......          8


6.    Legal Consequences in Case of Violation of Representations,
      Warranties and Guarantees......................................         29


7.    No compete Restraint...........................................         30


8.    Statute of Limitations.........................................         31


9.    Inspection by the Purchaser....................................         32


10.   Taxes..........................................................         32


11.   Conditions precedent...........................................         33


12.   (Intentionally omitted)........................................         34


13.   Rights and Obligations of the Parties..........................         34


14.   Post Completion Undertakings...................................         37


15.   Seller'S Profit Participation..................................         38


16.   Interim period.................................................         41


17.   Arbitration....................................................         42


18.   Miscellaneous..................................................         42

                              Table of Attachments




    NO.                   CONTENTS OF ATTACHMENT
 5.2.7              Most recent annual return, memorandum and articles of
                    association of the Hong Kong Company
 5.2.8              Most recent business licence, approval certificate and
                    articles of association of the Panyu Company
 5.2.26             List of other equity, interest, shares, participations or
                    sub-participations owned or held by the Companies
 5.2.35             List of over-indebtedness or insolvency
 5.3.5(a)           Assets, properties and rights not owned by the Companies which were used by the Companies on the basis of binding agreements with the
                    Seller
 5.3.5(b)           Assets, properties and rights not owned by the Companies which were used by the Companies on the basis of binding agreements with third parties
 5.4(a)             Real Estate
 5.4(g)             Real estate property leased or rented by the Companies
 5.4(l)(ii)         Terminated leased agreements during the last 5 (five) years
 5.6.1(e)           Filed tax returns and countries of filing
 5.7(a)(i)          Patents, trademarks/service marks, business or trade name
 5.7(a)(ii)         Intellectual Property Rights of the Companies
 5.7(h)             Intellectual Property Rights licensed to, but not owned by the Companies
 5.8                Insurance policies (setting forth whether the third party liability insurance contract is of claim made or occurrence type) in each case with the statement of the insured amount and the annual premium
 5.9.1              Material licences, certificates, permits, permit
                    applications, franchises, private product approvals
 5.10.5             Names, titles, locations, annual compensation and all
                    bonuses, benefits and similar payments for all board
                    members, et al.
 5.11(a)            Rental, leasing or similar contracts
 5.11(c)            Obligations owed to a benevolent fund, pension liabilities, pension- and related benefit liabilities et al.
 5.11(d)(i)         Standard sales contract
 5.11(l)            Intellectual Property Rights and Know-how with licence
                    agreements
 5.11(o)(i)         Distribution agreements (distributor- or commercial agent
                    agreements) (appointing the Companies as distributor or commercial agent)
 5.11(o)(ii)        Distribution agreements (distributor- or commercial agent
                    agreements) (appointing a third party as distributor or
                    commercial agent)
 5.11(x)            Loan agreements and other banking and overdraft facilities
 5.13.2(i)          Managing director of the Hong Kong Company
 5.13.2(ii)         Legal representative of the Panyu Company
 5.13.4(i)          Open accounts receivable of the Companies which came into existence up to 31

                    March 2000
 5.13.4(ii)         Open liabilities of the Companies which came into existence up to 31 March 2000

 5.13.5             Contracts, agreements or arrangements, providing for an aggregate annual payment obligation of more than HK$1,500,000 or with a termination period of more than 6 (six) months
 5.13.6             Bank accounts of the Companies
 5.14.2(a)          List of other equity, interest, shares, participations or
                    sub-participations owned or held by the Seller
 6.4                Persons whose knowledge is deemed to be knowledge of the
                    Seller
 13.2               Intellectual property rights being owned by the Seller or
                    another party
 13.4               Legal relationships between the Seller and the Companies
 13.8               Sureties

                               PRELIMINARY REMARKS



1. Paxar Far East Limited, is a company duly incorporated in the Hong Kong Special Administrative Region of the People's Republic of China ("HONG KONG"), whose registered office is at 8/F., Paxar Building, 210 Choi Hung Road, San Po Kong, Kowloon, Hong Kong (the "PURCHASER").

2. Mr. Ulrich Wilhelm Helmut Bornemann is a businessman whose business address is at 1st Floor, Gordon Terrace, No.4A Carmel Road, Stanley, Hong Kong (the "SELLER").

3. Bonny Nice Industries Limited is a private company duly incorporated in the Hong Kong Special Administrative Region of the People's Republic of China whose registered office is at 6/F, Tin On Industrial Building, 777-779 Cheung Sha Wan Road, Cheung Sha Wan, Kowloon, Hong Kong (the "HONG KONG COMPANY"). The Hong Kong Company has an issued and paid-up capital of HK$1,000 which is divided into 1,000 ordinary shares of HK$1 each (the "HONG KONG SHARES").

4. The Seller is the legal and beneficial owner of 999 Hong Kong Shares and the beneficial owner of the remaining one Hong Kong Share.

5.    The Hong Kong Company owns one hundred percent of the equity interest in
      Bonny Nice (Panyu) Label Co., Ltd ("      (     )                  "), a
      wholly foreign owned enterprise duly organised and validly existing under the laws of the People's Republic of China whose legal address is at B20, Austin Industrial Park, Dong Chong Town, Panyu Municipality, Guangdong Province, the People's Republic of China (the "PANYU COMPANY"; the Hong Kong Company and the Panyu Company, together, the "COMPANIES" or each a "COMPANY").

6.    (Intentionally omitted)

7.    The Companies manufacture and market apparel identification products.

8.    (Intentionally omitted)

9. The Seller has agreed to sell and the Purchaser has agreed to purchase the Hong Kong Shares. The Seller and the Purchaser have agreed to enter into the above transactions according to the terms and conditions of the Agreement and on the basis of the representations and warranties made, and undertakings, guarantees and indemnities given by, the Seller.

1.    SALE AND PURCHASE

1.1 The Seller as beneficial owner agrees to sell and the Purchaser agrees to buy the Hong Kong Shares, free from all mortgages, charges, pledges, liens, options, restrictions, right of first refusal, right of pre-emption, third-party rights or interests, other encumbrance or security interest of any kind, or another type of preferential arrangements (including, without limitation, title transfer or retention arrangements) having similar effect and together with all rights of any nature whatsoever attaching to the Hong Kong Shares as of the Effective Date (as defined in section 1.3 below), including all rights to any dividends or other distribution declared, paid or made in respect of the Hong Kong Shares as of the Effective Date.

1.2   (Intentionally omitted)

1.3 The sale and purchase of the Hong Kong Shares shall become effective on the later of 18 May 2000 and the date (not being later than 30 June
      2000) on which the last of the conditions set out in Article 11 (including all obligations of the Seller at Completion as set forth therein) to be satisfied or waived is satisfied or waived (the "TRANSFER DATE"). Notwithstanding the foregoing, contractually (schuldrechtlich) such sale and purchase is made with retroactive effect as of 31 March 2000 at 24.00 hours (the "EFFECTIVE DATE").

1.4   (Intentionally omitted)

1.5 The Seller guarantees that the net asset value of the Companies, which shall be determined on the basis of the total assets minus total liabilities as shown in the audited consolidated financial statements of the Companies as of 31 March 2000 (the "NET ASSET VALUE"), shall be at least HK$44,000,000 (Hong Kong Dollar; forty four million) as of the Effective Date, the date of the Agreement and the Transfer Date. The Net Asset Value to be determined on the basis of the consolidated financial statements of the Companies as of 31 March 2000, as audited by Andrew Ma and Company, shall be reviewed and confirmed by Arthur Andersen (the "CONFIRMED NET ASSET VALUE") and the Seller and the Purchaser shall be notified of the Confirmed Net Asset Value by Arthur Andersen in writing. If either of the Seller or the Purchaser raises objections to the Confirmed Net Asset Value, the parties shall use their best efforts to resolve such objections. In case the objections raised by either party should lead to an amendment of the Confirmed Net Asset Value, the Net Asset Value amended by the Seller and the Purchaser by mutual written agreement signed by the parties shall be deemed to be approved and shall be final and binding on the parties (the "BINDING NET ASSET VALUE").

1.6 If the parties fail to reach an agreement on the disputed issues within a period of 60 (sixty) days after the date on which Arthur Andersen issued the notice of Confirmed Net Asset Value (the "DATE OF NOTICE"), the disputed issues shall be referred to an independent firm of auditors with significant international experience appointed as expert (Schiedsgutachter) in the sense of Section 317 German Civil Code (Burgerliches Gesetzbuch, "BGB") (the "EXPERT") and not as an arbitrator jointly by the Seller and the Purchaser, who will resolve the disputed issues. The decision of the Expert shall be final and binding on the parties. The Net Asset Value as amended by the decision of the Expert shall be final and binding on the parties (the "BINDING NET ASSET VALUE"). If the parties fail to agree on the firm of auditors to appoint as the Expert within a period of 70 (seventy) days after the Date of Notice, the Expert (which shall be an independent firm of auditors with significant international experience) shall be appointed by the President of the Institut der Wirtschaftsprufer e. V., Dusseldorf upon the request of either party of the Agreement.

1.7 Each party bears the cost of the firm of auditors it retains to review the Net Asset Value. Each party shall bear one half of the costs of the Expert appointed pursuant to section 1.6.

1.8 The Seller is prohibited from making withdrawals from the Companies or to permit the making of such withdrawals from the date of the Agreement.

1.9 The Seller sells and assigns to the Purchaser all tangible or intangible assets to which the Seller may hold legal or equitable title, which serve the object of the Companies or which are designated to serve the object of the Companies, as well as all eventual rights of the Seller in respect of the Companies in so far as the Agreement does not explicitly provide otherwise. The Purchaser accept such sale and assignment.

1.10     The Seller hereby waives all option rights, sale rights
         (Verkaufsrechte), right of first refusal (Vorkaufsrechte) and rights of pre-emption, to which he might be entitled in connection with the transactions contemplated in the Agreement.

1.11 The Seller shall do and execute and deliver all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be necessary to give effect to the terms of the Agreement and to place control of the Companies in the hands of the Purchaser. The Seller shall also use its reasonable endeavours to assist the Purchaser in obtaining any and all materials permits, licences, consents, approvals, certificates, qualifications, specifications, registrations or other authorisations necessary in the jurisdiction incorporation of each of the Companies for the effective operation of the Companies and the use of any of the assets of the Companies.

1.12     The sale and purchase and assignment according to section 1.1 and section 1.9 shall become valid and binding on the date on which the following conditions precedent are satisfied:

1.12.1 Credit of the First Instalment (as defined in section 2.2.1) to the account set forth in section 2.4.1, and

1.12.2 Credit of the Escrow Amount (as defined in section 2.2.2) to the account set forth in section 2.4.2.

2.       PURCHASE PRICE AND PAYMENT

2.1 The total consideration for the sale and transfer of the Hong Kong Shares according to Article 1, for the sale of all tangible and intangible assets to which the Seller may hold full or partial title, which serve the object of the Companies or which are designated to serve the object of the Companies, for the sale of all eventual rights of the Seller against the Companies according to section 1.9 as well as for all other obligations taken over by the Seller in the Agreement amounts to HK$140,160,600 (Hong Kong Dollar: one hundred forty million one hundred sixty thousand and six hundred) (the "PURCHASE PRICE").

2.2 The Purchase Price according to section 2.1 shall be paid to the Seller in two instalments on the following due dates:

2.2.1 The first instalment shall be in the amount of HK$119,136,510 (Hong Kong Dollar: one hundred nineteen million one hundred thirty six thousand five hundred and ten) (the "FIRST INSTALMENT") and shall be paid by the Purchaser to the Seller at the date of the Agreement subject to all conditions precedent pursuant to Article 11 (including all obligations of the Seller at Completion as set forth therein) having been satisfied.

         The First Instalment is paid by the Purchaser to the Seller by wire transfer.

2.2.2 The second instalment shall be in the amount of HK$21,024,090 (Hong Kong Dollar: twenty one million twenty four thousand and ninety) (the "ESCROW AMOUNT") and shall be paid by the Purchaser to HSBC International Trustee Limited, 6th Floor, Tower 1, HSBC Centre, No.1 Sham Mong Road, Kowloon, Hong Kong (the "ESCROW AGENT") at the date of the Agreement subject to all conditions precedent pursuant to Article 11 (including all obligations of the Seller at Completion as set forth therein) having been satisfied to the interest bearing account regarding which the Escrow Agent is only authorised to dispose of after receipt by the Escrow Agent of irrevocable written instructions signed by both (i) the Managing Director of the Purchaser, the Chief Financial Officer, the Chief Executive Officer, the Treasurer or an Assistant Treasurer of Paxar Corporation, each of them with single authority of representation on behalf of the Purchaser (each of the aforementioned officers of the Purchaser or of Paxar Corporation, the "PAXAR REPRESENTATIVE") and the Seller, Mrs. Anja Bornemann and Mr. Gerhard Bornemann, each of them with single authority of representation on behalf of the Seller (each of the aforementioned persons the Seller, Anja Bornemann and Gerhard Bornemann, the "SELLER REPRESENTATIVE") (the "ESCROW ACCOUNT"). Interest accruing on the Escrow Amount shall be added to the Escrow Amount and as a consequence shall increase the Escrow Amount.

         (a)      (Intentionally omitted)

         (b) The Escrow Amount shall serve the Purchaser as security for its claims against the Seller of all kind arising out of or in connection with the Agreement (the "CLAIMS") raised by the Purchaser against the Seller within a period of 18 (eighteen) months after 31 May 2000 (the "CLAIMS PERIOD").

                  The Paxar Representative and the Seller Representative are obliged to take all actions which are necessary and appropriate including giving joint instructions to the Escrow Agent to transfer an amount equivalent to the Claims raised during the Claims Period not exceeding the Escrow Amount from the Escrow Account to the Purchaser after the Claims have been determined by mutual agreement between the parties of the Agreement or by arbitration according to Article 17.

                  Subject to section 2.2.2(d), the Paxar Representative and the Seller Representative are obliged to take all actions which are necessary and appropriate including giving joint instructions to the Escrow Agent to transfer an amount, if any, equivalent to the Escrow Amount reduced by the amount equivalent to the Claims, if any, raised during the Claims Period and further reduced by an amount equivalent to 5% (five percent) of the Purchase Price from the Escrow Account to the Seller after the Claims Period has lapsed.

      (c) 5% (five percent) of the Purchase Price, if any, which remains on the Escrow Account after the lapse of the Claims Period (the "TAX ESCROW ACCOUNT") shall serve as the Purchaser's security for its claims against the Seller in connection with Taxes according to section 6.1 in connection with 5.6 and Article 10 (the "TAX CLAIMS") raised by the Purchaser against the Seller within a period of 36 (thirty-six) months after the Completion Date (as defined in Article
            11) in respect of all Taxes payable by the Companies for the period up to the Effective Date (the "TAX CLAIMS PERIOD").

            The Paxar Representative and the Seller Representative are obliged to take all actions which are necessary and appropriate including giving joint instructions to the Escrow Agent to transfer an amount equivalent to the Tax Claims raised during the Tax Claims Period from the Escrow Account to the Purchaser after the Tax Claims have been determined by mutual agreement between the parties of the Agreement or by arbitration according to Article 17.

            Subject to section 2.2.2(d), the Paxar Representative and the Seller Representative are obliged to take all actions which are necessary and appropriate including giving joint instructions to the Escrow Agent to transfer an amount equivalent to the Tax Escrow Amount reduced by the amount equivalent to the Tax Claims, if any, raised during the Tax Claims Period from the Escrow Account to the Seller after the Tax Claims Period has lapsed.

      (d) Notwithstanding other provisions to the contrary in this section 2.2.2, no part of the Escrow Amount shall be transferred to the Seller unless and until the Seller has fully complied with his obligations under Article 14 of the Agreement.

2.3 In case of default in payment, the contracting parties agree that a default interest (Verzugszinsen) shall be payable at the rate of 5.5% (five point five percent) annually above the respective base percentage (Basiszinssatz) according to Section 1 German Statute Regarding Transitory Regulations for the Discount Rate (Diskontsatzuberleitungsgesetz, "DUG") for the period between the due date and the receipt of payment.

2.4 The Purchaser shall make payment of the Purchase Price to the accounts set forth below:

2.4.1 the First Instalment shall be paid to the following account:

      Hongkong & Shanghai Banking Corporation

      Branch: Premier Centre, New Mandarin Plaza, Shop 115, Science Museum Road, Tsim Sha Tsui East, Kowloon

      Account Number:  108 078 775 001

      Account Name:    Bornemann U W H

2.4.2 the Escrow Amount shall be paid to the Escrow-Account

      Hongkong & Shanghai Banking Corporation

      Account Number:  500-613252-001

      Account Name:    HSBC International Trustee Limited - Subscription Account

      Reference Code:  Bonny Nice Escrow Agreement

3.    TRANSFER ACCOUNTS OF THE HONG KONG COMPANY

      (Intentionally omitted)

4.    ADJUSTMENT OF THE PURCHASE PRICE

4.1   Adjustment of the Purchaser Price due to lower Net Asset Value:

4.1.1 In the course of the determination of the Purchase Price the parties proceeded on the assumption that the Binding Net Asset Value of the Companies amounts to at least HK$44,000,000 (Hong Kong Dollar: forty four million).

4.1.2 Should the Binding Net Asset Value of the Companies be lower than the amount of HK$44,000,000 (Hong Kong Dollar: forty four million) the Purchase Price shall be reduced by an amount equivalent to the difference.

4.1.3 The amount by which the Purchase Price is reduced in accordance with section 4.1.2 is due and payable by the Seller to the Purchaser, 10 (ten) bank working days after the Confirmed Net Asset Value became the Binding Net Asset Value and shall carry interest starting from such due date on to the date at which the amount by which the Purchase Price is reduced is credited on the account of the Purchaser at the rate set forth in section 2.3.

5.    REPRESENTATIONS, WARRANTIES AND GUARANTEES OF THE SELLER

      The Seller hereby represents, warrants and undertakes that the statements and declarations set out in this Article 5 (the "WARRANTIES") are complete and correct in all respects as of the date of the Agreement and the Transfer Date, except as provided otherwise in the Agreement. The Seller acknowledges that the Purchaser is entering into the Agreement in reliance on each of the Warranties with the intention of inducing the Purchaser to enter into the Agreement. No knowledge of the Purchaser relating to the Companies (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of any of the Warranties and the Seller may not invoke any such knowledge of the Purchaser as a defence to a claim for breach of any of the Warranties. Each of the Warranties is to be constructed independently and is not limited by another provision of the Agreement or any of the other Warranties.

5.1   Preliminary Remarks

      The representations made in the Preliminary Remarks to the Agreement are complete and correct in every respect.

5.2   Corporate Matters

5.2.1 The Hong Kong Company is a limited liability company duly incorporated under the laws of Hong Kong and validly existing, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted.

5.2.2 The Panyu Company is a wholly foreign owned enterprise duly organised and validly existing under the laws of the People's Republic of China, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted.

5.2.3 (Intentionally omitted)

5.2.4 (Intentionally omitted)

5.2.5 (Intentionally omitted)

5.2.6 (Intentionally omitted)

5.2.7 Attachment 5.2.7 contains the most recent annual return of the Hong Kong Company which has been filed with the Hong Kong Companies Registry and a true, accurate and complete version of the memorandum and articles of association of the Hong Kong Company presently valid and in full force and effect. Other than such articles of association or memorandum of association there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between the Hong Kong Company and shareholders of the Hong Kong Company or the relationship among the shareholders of the Hong Kong Company. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser would be subject to as a consequence of the acquisition of the Hong Kong Shares.

5.2.8 Attachment 5.2.8 contains the most recent business licence and approval certificate of the Panyu Company and a true, accurate and complete version of the articles of association of the Panyu Company. The business licence and the approval certificate are presently valid and in full force and effect and have not been revoked. No changes have been made thereto. Other than such articles of association, there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between the Panyu Company and its investor. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser or the Companies would be subject to as a consequence of the acquisition of the Hong Kong Shares.

5.2.9 (Intentionally omitted)

5.2.10   (Intentionally omitted)

5.2.11   (Intentionally omitted)

5.2.12   (Intentionally omitted)

5.2.13 The Companies are not bound by or otherwise a party to an agreement to make up for losses of whatsoever kind of a person or company.

5.2.14 The Hong Kong Shares comprise the whole of the allotted and issued share capital of the Hong Kong Company, have been properly allotted and issued and are fully paid up. Other than the Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Hong Kong Company (including, without limitation, an option or right of pre-emption or conversion).

5.2.15 The Hong Kong Company has made capital contribution of not less than HK$29,339,881 (Hong Kong Dollar: twenty nine million three hundred thirty nine thousand eight hundred and eighty one) to the registered capital of the Panyu Company and such capital contribution has been verified by capital verification reports issued by certified public accountants registered in the People's Republic of China as having been fully and duly made in accordance with PRC laws and regulations. There is no agreement, arrangement or obligation requiring the transfer or assignment of, or the grant to a person of the right (conditional or not) to require the transfer or assignment of the whole or any part of the equity interest in the registered capital of the Panyu Company (including, without limitation, an option or right of pre-emption).

5.2.16   (Intentionally omitted)

5.2.17   (Intentionally omitted)

5.2.18   (Intentionally omitted)

5.2.19   (Intentionally omitted)

5.2.20 No other persons or companies, except those mentioned in the Preliminary Remarks of the Agreement, hold any direct or indirect interest in the Companies (including, without limitation, any right (conditional or not) to require the allotment, issue, transfer, assignment, redemption or repayment of, a share in the capital of the Hong Kong Company or any equity interest in the registered capital of the Panyu Company) and no rights to grant such interests exist.

5.2.21   (Intentionally omitted)

5.2.22   (Intentionally omitted)

5.2.23 The Seller is the sole beneficial owner of the Hong Kong Shares. There is no, nor is there any agreement or arrangement to create any, mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind on, over or affecting any of the Hong Kong Shares and no claim has been made by any person to be entitled to any of the foregoing.

5.2.24 The Hong Kong Company is the sole legal and beneficial owner of all equity interest in the registered capital of the Panyu Company. There is no, nor is there any agreement on arrangement to create any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance on security interest of any kind on, over or affecting any part of the equity interest in the Panyu Company, and no claim has been made by any person to be entitled to any of the foregoing.

5.2.25   (Intentionally omitted)

5.2.26 None of the Companies owns or holds any other equity, interest, shares, participations or sub-participations of any kind in any other person or entity (other than the entities listed in Attachment 5.2.26).

5.2.27 The Seller has the unrestricted right to freely dispose of the Hong Kong Shares. There are no restrictions regarding the right to dispose of, or rights of third parties regarding the Hong Kong Shares. Sub-participations (Unterbeteiligungen) do not exist.

5.2.28   (Intentionally omitted)

5.2.29   (Intentionally omitted)

5.2.30   (Intentionally omitted)

5.2.31   (Intentionally omitted)

5.2.32   (Intentionally omitted)

5.2.33 None of the Companies has any right or obligation to acquire or to subscribe to any equity, shares or other interest in any other person or entity and no person or entity has the right to call for the allotment, issuance, conversion, sale or transfer of any share or interest of, or other securities as the case may be, giving rise to a right over the capital of or equity interest in any of the Companies.

5.2.34 The Seller has full power and authority, and has taken all necessary and proper action, to execute and deliver the Agreement and any other agreements and instruments executed in connection with the Agreement and to consummate the transactions contemplated hereby and thereby. Such agreements and instruments when executed and delivered will constitute valid, binding and enforceable obligations of the Seller.

5.2.35 None of the Companies is over-indebted or insolvent (uberschuldet oder zahlungsunfahig), except as listed in Attachment 5.2.35.

5.2.36 None of the Companies is a party to any joint venture agreement, cooperation agreement, working party agreement
         (Arbeitsgemeinschaftsvertrag) or similar contractual arrangement with third parties (excluding membership in professional associations).

5.2.37 None of the Companies has branch offices or other business operations apart from the administrative headquarters.

5.2.38   (Intentionally omitted)

5.2.39 Neither the execution or delivery of the Agreement and any other agreements or instruments executed or to be executed in connection with the Agreement to which the Seller will become a party, nor the consummation of the transactions contemplated hereby or thereby:

         (a) requires any filing or registration with, or permit, authorisation, consent or approval of, any court, governmental, administrative or regulatory authority or any third party which will not or has not been done,

         (b) violates any legal provisions or instruments or other agreements the Seller is subject to,

         (c) violates the memorandum and/or articles of association of the Companies or similar legal provisions or instruments the Companies are subject to,

         (d) conflicts with, violates, results in breach of, or constitutes a default under, any contract, agreement, arrangement or instrument to which any of the Companies is a party or by which any of the Companies is bound or relieves any other party to such contract, agreement, arrangement or instrument of its obligations thereunder or entitles any such party to terminate, amend, supplement, suspend or renegotiate such contract, agreement, arrangement or instrument,

         (e) creates or increases the amount of any liability or obligation of any of the Companies under such contract, agreement, arrangement or instrument (or give any other party the right to accelerate the obligation thereunder or claim any fee or penalty with respect thereto) or any liability or obligation for which the Purchaser or any of the Companies will assume responsibility following the date of the Agreement, or

         (f)      will result in the lapse of rights of any of the Companies.

5.2.40   (Intentionally omitted)

5.3      Financial Matters

5.3.1 The Seller will procure delivery to the Purchaser the audited financial statement (balance sheet and profit and loss account) of the Hong Kong Company for the fiscal year ending 31 March 2000 as well as the audited consolidated financial statement of the Companies for the fiscal year ending 31 March 2000 on or before 30 June 2000 (the financial statement of the Hong Kong Company and the consolidated financial statement of the Companies together, the "FINANCIAL STATEMENTS"). The Financial Statements will be prepared with the due diligence of an orderly and prudent businessman in accordance with the requirements of the relevant laws of Hong Kong and on a consistent basis in accordance with generally accepted accounting principles and practices of Hong Kong. The Financial Statements will be audited and certified without qualification by the firm of auditors of the Hong Kong Company. The Financial Statements will contain all known assets and all recognizable liabilities. All recognizable risks, depreciation in value and/or losses will be reflected by sufficient depreciation, value adjustments or provisions. The Financial Statements will be complete and correct and will truly and fairly reflect the economic, financial and profit situation of the Hong Kong Company or, as the case may be, the consolidated economic financial and profit situation of the Companies as of the date and for the period of the Financial Statements.

5.3.2 The Seller will procure delivery to the Purchaser the audited financial statement (balance sheet and profit and loss account) of the Panyu Company for the fiscal year ending 31 December 1999 on or before 30 June 2000 (the "FINANCIAL STATEMENT OF THE PANYU COMPANY"). The Financial Statement of the Panyu Company will be prepared with the due diligence of an orderly and prudent businessman in accordance with the requirements of the relevant laws and regulations of the PRC and on a consistent basis in accordance with generally accepted accounting principles and practices of the PRC. Such Financial Statement of the Panyu Company will be audited and certified without qualification by the auditors of the Panyu Company. The Financial Statement of the Panyu Company will contain all known assets and all recognizable liabilities. All recognizable risks, depreciation in value and/or losses will be taken care of by sufficient depreciation, value adjustments or provisions with the exception of potential provisions in connection with the past business practices of the Panyu Company. The Financial Statement of the Panyu Company will be complete and correct and will correctly reflect the economic, financial and profit situation of the Panyu Company as of the date and for the period of the Financial Statement of the Panyu Company with the exception of potential provisions in connection with the past business practices of the Panyu Company. The exception made in the two preceding sentences regarding the Panyu Company is also applicable to all other representations, warranties and guarantees of the Seller regarding the Panyu Company referred to in the Agreement.

5.3.3    (Intentionally omitted)

5.3.4    (Intentionally omitted)

5.3.5 All the tangible assets having a book value in excess of HK$300,000 (Hong Kong Dollar: three hundred thousand) reflected in the Financial Statements are fit to be used and in good operating condition and repair (with the exception of normal wear and tear). All the tangible and intangible assets, properties and rights reflected in the Financial Statements are in unrestricted ownership of the Companies, which the Companies can freely dispose of, and which are, except as set forth under section 5.3.6, free and clear of any mortgages, charges, pledges, liens, encumbrances or other rights or security interests of third parties and comprise all the business assets which are necessary for carrying on the business of the Companies as now carried on and such assets, properties and rights, were sufficient to produce the income for the period between 31 March 2000 and the Transfer Date as shown on the relevant income statements for that period contained in the relevant financial statements other than assets, properties and rights not owned by the Companies which were used by the Companies pursuant to binding agreements with (i) the Seller as set forth in Attachment 5.3.5(a) or (ii) third parties as listed in Attachment 5.3.5(b). The Companies do not have any liabilities that are not directly related to, and that are not arising directly out of their business. Each single asset has a value of at least the amount as shown in the Financial Statements.

5.3.6 The stock (Vorrate) stated in the Financial Statements is only encumbered with title retention rights (Eigentumsvorbehaltsrechte) or other securities for liabilities which came into existence during the ordinary course of the business and which are shown in the Financial Statements. The stock of the Companies is readily saleable or properly reserved against. The stock of the Companies as stated in the Financial Statements has been valued in accordance with the generally accepted accounting principles and practices of Hong Kong.

5.3.7 The Financial Statements including the notes (Anhang) thereto, makes full and adequate disclosure of, and provision for, all obligations and liabilities of the Companies to which they relate as of the date thereof. The Companies do not have any liabilities, debts, claims or obligations (including "off-balance sheet" liabilities, debts, claims or obligations) and nothing of the foregoing comes into existence out of events, actions or omissions occurring during the time period up to the Transfer Date in excess of HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) in each single case, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as fully provided for in the Financial Statements, or
         (ii) trade payables and accrued expenses incurred in the ordinary course of business since the respective dates of the Financial Statements.

5.3.8    (Intentionally omitted)

5.3.9    (Intentionally omitted)

5.4      Real Estate Property

         (a) The Companies are the legal and beneficial owners of the real estate property described in Attachment 5.4(a) as to location, size and ownership (the "REAL ESTATE") and have good and marketable title to the Real Estate. The Real Estate described in Attachment 5.4(a) is identical to such real estate property which is marked with red colour on the maps contained in Attachment 5.4(a). Such Real Estate property is only encumbered as shown in Attachment 5.4(a). The Companies are entitled to and have exclusive vacant possession of the Real Estate. The Companies have no obligations to pay local improvement assessments in respect of the Real Estate. There are no mortgages, other security interests or encumbrances on the Real Estate, other than those set forth above, which may result in any financial obligation of the Companies or would have a detrimental effect on the present and future use of the Real Estate.

         (b)      (Intentionally omitted)

         (c)      (Intentionally omitted)

         (d)      (Intentionally omitted)

         (e)      (Intentionally omitted)

         (f)      (Intentionally omitted)

         (g) All real estate property leased or rented by the Companies is described in Attachment 5.4(g) as to lessor, lessee, location, size and annual lease payment (the "LEASED Property"). All consents (including mortgagee consents) required in connection with the lease or tenancy agreements have been obtained and have not been withdrawn. The use of the Leased Property by the Companies is not in breach of the permitted use specified in the lease or tenancy agreements. The lessee under such lease or tenancy agreements has not committed a material violation of the lease or tenancy agreement which would give the owner or lessor of the real estate property the right to prematurely terminate the lease or tenancy agreement concerned. The Companies are not in default of payments or other obligations owed under the lease or tenancy agreements. The lessor has not given notice of termination regarding such lease or tenancy agreements.

         (h)      (Intentionally omitted)

         (i)      (Intentionally omitted)

         (j) The Companies do not use or possess any real estate property which is neither the Real Estate nor the Leased Property.

                  The Companies do not own and have not leased any real estate property which is not set forth in Attachment 5.4(a) (Real Estate) and Attachment 5.4(g) (Leased Property).

                  The Companies do not have any obligation to acquire or lease any real estate property.

         (k) The Companies have not leased to any party any real estate property wherever located.

         (l)      During the last 5 (five) years the Companies

                  (i) have not sold any real estate property wherever located and

                  (ii) have terminated lease agreements regarding real estate property listed in Attachment 5.4(l)(ii). The Companies do not have any outstanding obligations under such lease agreements, including without limitation, any obligation to make payments or satisfy any claims arising from or in connection with such lease agreements.

         (m) To the best knowledge of the Seller after due inquiry, the buildings of the Real Estate and the buildings used by the Companies have been erected in compliance with the relevant laws applicable to the buildings at their respective location and are used and maintained in compliance with such laws. The Real Estate is not subject to the laws regarding protection of monuments (Denkmalschutz). All public permits and licences required for the construction and operation of the buildings and constructions installed on the Real Estate or on the buildings used by the Companies have been obtained. No withdrawal or revocation of such public permits and licences has been threatened and there are no circumstances which would allow such withdrawal or revocation of any such public permit or licence. All statements in the application for such public permits and licences are, and to the best knowledge, all statements in such public permit and licences are true, accurate and complete and all permits and licences that are necessary or useful for the operation of the buildings and constructions are transferable.

         (n) There are no disputes or outstanding or expected notices (whether given by a lessor, a licensor, a government authority or any other person) affecting the Real Estate. The Companies have duly performed, observed and complied with and there is no subsisting breach of any covenants, restrictions, conditions, agreements, statutory requirements, by-laws, orders, building regulations or other obligations affecting the Real Estate or the use thereof and all outgoings, rents and service charges have been disclosed and paid to date.

5.5      Period following the end of the recent fiscal year

         Since 31 March 2000 until the date of the Agreement the business and the operations of the Companies have been conducted according to the principles of a prudent businessman; no changes in the business activities or the financial circumstances or the kind and manner of conducting the business of the Companies have occurred, which are outside the ordinary course of the business activities of the Companies and which are not consistent with past practices. Without limiting the foregoing, since 31 March 2000 until the date of the Agreement:

         (a) The Companies have not suffered any material adverse effect on, or material adverse change in the condition (financial or otherwise), business, operations, assets, liabilities, results of operation, cash flows, or prospects.

         (b) The Companies have not incurred any obligation (contingent or otherwise) or entered into any contract, agreement or arrangement which, ab initio, either

                  (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, HK$1,500,000 (Hong Kong Dollar: one million and five hundred thousand) or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of HK$1,500,000 (Hong Kong Dollar: one million and five hundred thousand), or

                  (ii) has a term in excess of, or requires the performance of any obligations by the Companies over a period in excess of 6 (six) months.

         (c) The Companies have not taken any action, or entered into or authorised any contract, agreement or arrangement or transaction, other than in the ordinary course of business and consistent with past practice. None of the Companies incurred any obligations in excess of HK$600,000 (Hong Kong Dollar: six hundred thousand) in the aggregate which are not shown in the books of the Companies or which were not incurred in the ordinary course of the business of the Companies.

         (d) The Companies have not sold, transferred, conveyed, assigned or otherwise disposed of any of their assets or properties in each single case in excess of HK$600,000 (Hong Kong Dollar: six hundred thousand), except sales of inventory in the ordinary course of business and consistent with past practice.

         (e) The Companies have not acquired or disposed of any shares or interest in other companies or partnerships.

         (f) The Companies have not entered into, authorised, or permitted any transaction with the Seller.

         (g) The Companies have not authorised for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of their capital or any other securities, or amended any of the terms of any such capital or securities. The Companies have not changed their corporate documents or changed their registered capital.

         (h) The Companies have not split, combined, or reclassified any interests in their capital, declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of their capital, or redeemed or otherwise acquired any capital or securities of the Companies.

         (i) The Companies have not made any borrowings or entered into any agreements to borrow, incurred any debt or applied for the granting or increase of a credit line (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person or entity, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice).

         (j) The Companies have not made any loans or extensions of credit to, advances or capital contributions to, or investments in, any other person or entity in excess of HK$300,000 (Hong Kong
                  Dollar: three hundred thousand) in each single case or HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) in the aggregate.

         (k) The Companies have not entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing in excess of an annual obligation of HK$450,000 (Hong Kong Dollar: four hundred and fifty thousand) in each single case.

         (l) The Companies have not except for capital expenditures contemplated by section 5.5 (m) acquired, leased or encumbered any assets or properties outside the ordinary course of business or any assets with a market value of more than HK$300,000 (Hong Kong Dollar: three hundred thousand) in each single case or HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) in the aggregate.

         (m) The Companies have not authorised or made any capital expenditures which individually is in excess of HK$600,000 (Hong Kong Dollar: six hundred thousand).

         (n) The Companies have not made any tax election or settled or compromised any liability for Taxes (as defined in section 5.6).

         (o) The Companies have not paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Companies or any of their respective board members, managing directors, officers, employees or agents in excess of HK$150,000 (Hong Kong Dollar: one hundred and fifty thousand) in each single case and HK$300,000 (Hong Kong Dollar: three hundred thousand) in the aggregate.

         (p) The Companies have not been subject to a substantial change or termination of any Material Contract (as defined in section
                  5.13.5 below).

5.6      Taxes and Other Levies

5.6.1    The Companies have:

         (a) paid when due (and, if not yet due, has fully and adequately provided for on the Financial Statements) all Taxes (as defined below), levies, social contributions, duties or other assessments or charges of any nature whatsoever imposed by any taxing authority and any amounts representing the recapture of investment and other incentives. The Companies have not incurred any liabilities for Taxes other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no liens (other than liens for current Taxes not yet due and payable) upon the assets or properties of the Companies. The Companies have not granted or been requested to grant any waiver or extension of any statute of limitations applicable to any claim for Taxes,

         (b) filed all Tax Returns (as defined below) for all periods through and including the date of the Agreement as required by applicable statutes, law, regulations or common practice and paid (and, if not yet due, has fully and adequately provided for in the Financial Statements) all Taxes shown as due on the Tax Returns and on all tax assessments. Each tax return is true, accurate and complete and the Companies have not and will not have any additional liability for Taxes with respect to any Tax Return, other than as reflected as liabilities on the Financial Statements. No amended Tax Returns have been or are proposed to be filed by the Companies nor has any liability for Taxes been settled or compromised. The Companies have furnished to the Purchaser correct and complete copies of all Tax Returns for all tax years for which the applicable statutes of limitations have not expired. The Companies have copies of all Tax Returns and supporting work schedules for all tax periods or portions thereof ending before or including the Transfer Date and has not destroyed or otherwise disposed of any such records,

         (c)      paid the current adequate advance payments for all relevant
                  Taxes,

         (d) duly withheld or collected all Taxes the Companies are required to withhold or collect,

         (e) filed tax returns in the countries listed in Attachment 5.6.1(e) and has no current or former presence in any taxing jurisdiction in which it does not file Tax Returns that may cause the Companies to be subject to any Tax in such taxing jurisdiction,

         (f)      not made any hidden profit distributions,

         (g) not and do not expect to be involved in a dispute in relation to Tax. No Tax Authority has investigated or indicated that it intends to investigate the Companies' tax affairs,

         (h) not entered into nor have agreed to operate any special arrangement (that is, an arrangement which is not based on a strict application of all relevant Tax legislation) with a Tax Authority in relation to the Tax affairs of the Companies. All notices and other communications from a Tax Authority requiring or permitting the Companies to deal with their Tax affairs in a particular manner or on a particular basis are in the Companies' possession and copies thereof have been made available to the Purchaser,

         (i) not been and will not be parties to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arm's length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which they have been or are required to make any payment for any goods, services or facilities provided to them which is in excess of the market value of such goods, services or facilities or under which they have been, or are or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which they are or will be liable to Tax in respect of an amount deemed for Tax purposes to be their own income or gains but actually is not their income or gains,

         (j) not been liable and will not become liable for Tax which is primarily or directly chargeable against or attributable to a person other than the Companies or which is charged by reference to the income or gains of or any supplies made by another person,

         (k) have caused all documents by virtue of which the Companies have any right or an interest in their enforcement to be duly stamped.

5.6.2 "TAX" or "TAXES" means all income, corporation, gross receipts, profits, sales, use, value added, transfer, employment, social contribution, labour insurance contribution, franchise, license, payroll, unemployment, exercise, capital duties, customs duties, environmental, property, estimated, withholding or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         "TAX RETURN(S)" means any return (including any consolidated, combined or pro forma return), report, declaration, claim for refund, information return or statement, relating to any Tax, including any schedule or attachment thereto or any amendment thereof.

5.6.3 No Tax Return of the Companies is currently under examination by any taxing authority nor have the Companies been contacted by any taxing authority in order to commence such an examination. There are no pending appeals or other administrative or judicial proceedings with respect to any Tax imposed with respect to the activities of the Companies.

5.7      Intellectual Property Rights

         (a) Attachment 5.7(a)(i) sets out a true, accurate and complete list of all patents including utility patents and design patents (Patente, Gebrauchsmuster und Geschmacksmuster), trademarks/service marks (Marken) (including logos), business or trade name including respective applications which are owned by, licensed to, necessary for or used in the business of the Companies (including intellectual property rights licensed to the Companies from the Seller) for products designed, developed, manufactured, used, marketed, sold, distributed, serviced or maintained as well as for related services as of the date of the Agreement or at any time during the 2 (two) year period prior to the date of the Agreement or in development as of the date of the Agreement or at any time during the 2 (two) year period prior to the date of the Agreement (hereinafter the "INTELLECTUAL PROPERTY RIGHTS"). Attachment 5.7(a)(ii) sets out a true, accurate and complete list of all such Intellectual Property Rights which are owned by the Companies (the "INTELLECTUAL PROPERTY RIGHTS OF THE COMPANIES").

         (b) Besides the Intellectual Property Rights there are no intellectual property rights including respective applications which are owned by the Seller which relate to the business of the Companies.

         (c) Except for design patents the Companies have fully carried out their business activities and have used all trademarks/service marks (Marken) included in the Intellectual Property Rights of the Companies to the extent required by law for the Companies to register and enforce such trademarks/service marks.

         (d) Third parties neither have challenged nor have threatened to challenge the Intellectual Property Rights by means of filing objections, taking action for cancellation or otherwise.

         (e) To the best knowledge of the Seller third parties neither have infringed the Intellectual Property Rights nor have made unauthorized use of the Know-How.

         (f) No intellectual property rights of third parties are conflicting with or prevent the unlimited use of the Intellectual Property Rights and Know-How; the products produced and sold and the services provided by the Companies and any process, method and design employment in connection with such products or services and the marketing, use or provision by the Companies of any such product or service do not infringe or conflict with any intellectual property rights of any other person or entity; none of the Intellectual Property Rights is subject to any pending or threatened litigation or claim of infringement and no written notice has been received by the Seller and the Companies contesting the right of the Companies to use any Intellectual Property Rights. The Companies can make unlimited use of their Know-How.

         (g) All Intellectual Property Rights of the Companies are properly registered and maintained and valid, or a proper application for registration has been filed with regard to such Intellectual Property Rights of the Companies. The Companies have not granted any licence or agreed to pay or receive any royalty in respect to the Intellectual Property Rights of the Companies. The Intellectual Property Rights of the Companies are free and clear of any liens, encumbrances and other rights of third parties.

         (h) All Intellectual Property Rights licensed to, but not owned by the Companies are shown in Attachment 5.7(h) and all such licenses are valid and enforceable and the Companies are not in breach or default with respect to any such license or royalty agreements nor have they received any written notice of termination thereunder.

         (i)      The Companies have not granted or received Know-How licences.

         (j) The Companies own or hold valid and enforceable licenses for the use of all software rights and applications used in their business.

         (k) All software and computers used in the business of the Companies is Year 2000 compliant.

5.8      Insurance

         Attachment 5.8 contains a true, accurate and complete list of all insurance policies applicable to the Companies (and its respective business and assets) including the third party liability insurance contracts (setting forth whether the third party liability insurance contract is of claim made or occurrence type) in each case with the statement of the insured amount and the annual premium. Such insurance policies cover all Real Property and personal property owned, leased or used by the Companies. Such insurance policies provide type and amounts of insurance customarily obtained by businesses similar to the business of the Companies.

5.9      Approvals

5.9.1 Attachment 5.9.1 sets out a true, accurate and complete list of all material licences, certificates, permits, permit applications, franchises, private product approvals ("Approvals") held by or applied for by the Companies. The Approvals listed in Attachment 5.9.1 are the only material approvals required according to public and private law to conduct the respective business operations of the Companies, as presently conducted and the revocation, withdrawal or refusal of any of the Approvals is not pending. The business of the Companies is carried out in compliance with such Approvals. Except as listed in Attachment
         5.9.1 all material approvals required for the production, marketing and sale of all products and the import and export of all materials of the Companies have been obtained and are valid and in full force and effect. All products sold by the Companies comply with the applicable statutory or other legal provisions and the Approvals.

         Neither the Seller nor the Companies are aware of nor have received notice that any national, state or local governmental or regulatory authority or agency (the "AUTHORITIES") in their respective jurisdiction has commenced, or is considering commencing, any action to seize, withdraw any of the Approvals of, or recall any device developed, produced, manufactured, tested, distributed, packaged or sold or serviced by the Companies, and have no grounds to believe that these or other enforcement actions are imminent.

5.9.2 Except as previously disclosed to Paxar Corporation or its accountant to the best knowledge of the Seller after due inquiry, the Companies have not and no officer, employee, or agent of the Companies has made an untrue statement of material fact or fraudulent statement to the Authorities, failed to disclose a material fact required to be disclosed to the Authorities, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the Authorities to invoke any investigative or other proceedings.

5.9.3 Except as previously disclosed to Paxar Corporation or its accountant to the best knowledge of the Seller after due inquiry, the Companies do not violate in their businesses any right or rights of third parties. The Companies and their businesses and all of their properties, assets and equipment are in compliance with, and no violation exists under, any and all laws, statutes, rules, regulations, ordinances and decrees applicable to the Companies and to such businesses, properties assets and equipment (including applicable laws, regulations and orders of any Authorities). The Companies are currently not the subject of any compliance or enforcement actions by any Authorities nor are they subject to any consent orders or decrees. No notice from any Authorities has been received by the Companies claiming any violation of any law, statute, rule, regulation, ordinance or decree or requiring any work, construction or expenditure, or asserting any tax, assessment or penalty.

5.10     Pension/Labour

5.10.1 the Companies have not entered into any labour union agreements, works council agreements (Betriebsvereinbarungen) or collective bargaining agreements (Tarifvertrage). No further labour union, works council or collective bargaining agreements are currently being negotiated in respect of the Companies.

5.10.2   (Intentionally omitted)

5.10.3 the relationships of the Companies with their employees are good and there is, and during the past 3 (three) years prior to the date of the Agreement there has been, no material dispute with labour unions, labour strike, dispute, slow-down, work stoppage or other labour difficulty actually pending or threatened against or involving the Companies.

5.10.4 the Companies have conducted and currently are conducting their business in full compliance with all laws, rules, regulations and ordinances, labour union, works council agreements and collective bargaining agreements relating to employment and employment practices, terms and conditions of employment, contributions to social and labour insurance, leave, wages (including minimum wages), normal and overtime hours, overtime pay, and nondiscrimination employment.

5.10.5 Attachment 5.10.5 sets out a true, accurate and complete list of the names, titles, locations, annual compensation and all bonuses, allowances, benefits and similar payments made with respect to each such individual for the current and preceding fiscal years for all board members, managing directors, directors, officers and employees of the Companies who have an annual base salary of more than HK$450,000 (Hong Kong Dollar: four hundred and fifty thousand) or who can only be terminated by the Companies with a notice period of 3 (three) or more months.

5.10.6   (Intentionally omitted)

5.10.7   (Intentionally omitted)

5.10.8 the Companies have no obligations arising from the termination or cancellation of any employment agreement exceeding HK$150,000 (Hong Kong Dollar: one hundred and fifty thousand) in each single case.

5.10.9 The Companies have no obligation, whether contractually established or by plant exercise (betriebliche Ubung), to pay or grant to any of its current or former employees any salary, fringe benefit exceeding HK$450,000 (Hong Kong Dollar: four hundred and fifty thousand) annually in each single case.

5.10.10  (Intentionally omitted)

5.11     Negative Representations

         The Companies are not party or subject to:

         (a) rental, leasing or similar contracts with continuing obligations which in each single case provide for an annual payment in excess of HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) except as listed in Attachment 5.11(a),

         (b) consultancy and/or commission agreements (whether oral or written) which provide for an annual payment in excess of HK$600,000 (Hong Kong Dollar: six hundred thousand),

         (c) obligations owed to a benevolent fund, pension liabilities, pension- and related benefit liabilities or other agreements for payments in case of sickness, disability, maternity, old age, unemployment, long service and severance payments except as listed in Attachment 5.11(c),

         (d) sales agreements with a value of more than HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) annually of the Companies which have different terms compared to the standard sales contract of the Companies which is contained in Attachment 5.11(d)(i), whereby sales agreements with varying delivery terms, discounted payment terms of less than 61 (sixty-one) days and annual volume bonuses of less than 3% (three percent) of invoiced prices are not considered as having different wording compared to the standard sales contract of the Companies,

         (e) agreements regarding compensation, dependant on profit or turnover of the Companies, profit sharing or similar arrangements,

         (f) competition restraints or contracts or other documents that limit the freedom of the Companies to compete or similar restrictions to the detriment of the Companies,

         (g) sureties, guarantees, comfort letters, performance bonds, letters of credit or similar undertakings regarding the indebtedness of any person or entity incurred or issued by the Companies with a face value of more than HK$750,000 (Hong Kong
                  Dollar: seven hundred and fifty thousand),

         (h) contingent or actual repayment obligations in connection with grants or subsidies received by the Companies,

         (i) contractual obligations of whatsoever kind which are not shown in the Financial Statements with a face value of more than HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand), except as set forth in section 5.11(a) through to 5.11(h) or in sales agreements,

         (j) pending, expected or threatened actions, claims, disputes, inquiries or proceedings before courts, administrative authorities or arbitration bodies, investigations or inquiries by administrative authorities, including, without limitation, those relating to environmental pollution (including any criminal investigations) where the Companies are a party to or involved or named in or where properties or assets of the Companies are involved in, with an aggregate value in dispute (Streitwert) in excess of HK$1,500,000 (Hong Kong Dollar: one million and five hundred thousand]). There are no facts known which could give reason to institute the aforementioned proceedings,

         (k) forward contracts regarding goods, foreign currencies and interest (Waren-, Devisen- und Zinstermingeschafte),

         (l) licence agreements with the Companies as licensor or licensee regarding Intellectual Property Rights or other unprotected Know-How except as listed in Attachment 5.11(l),

         (m) contractual or statutory obligations to make lump sum payments (Abfindungen) of whatsoever kind,

         (n) commitments to pay out loans or loans with a principal amount of more than HK$30,000 (Hong Kong Dollar: thirty thousand) which have been paid out by the Companies,

         (o) distribution agreements (distributor or commercial agent agreements) (Eigenhandler oder Handelsvertretervertrage) of whatsoever kind (including similar commission arrangement) except as listed in Attachment 5.11(o)(i) (appointing the Companies as distributor or commercial agent) and Attachment 5.11(o)(ii) (appointing a third party as distributor or commercial agent). All such agreements are in conformity with the respective applicable law including EU-law, if EU-law is applicable on such agreements, except as stated in the aforementioned attachments,

         (p) powers of attorney of whatsoever kind including bank, cashier's or powers of attorney regarding bills of exchange,

         (q) acts in breach of antitrust or unfair competition laws and regulations,

         (r) orders by the Companies, except in the ordinary course of business, especially no orders for investments in an amount exceeding HK$600,000 (Hong Kong Dollar: six hundred thousand) in each single case,

         (s)      obligations outside the ordinary course of business,

         (t) any judgement or order rendered by court or administrative proceedings or any settlement entered into in such context which would substantially impair or restrict the Companies in conducting their businesses, in acquiring or selling of goods or assets or in competing in the market,

         (u) agreements with an annual volume of more than HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) which either do not automatically come to an end 6 (six) months after the entering into of the Agreement or which cannot be terminated by the Companies so that they come to an end the latest within 6 (six) months after the entering into of the Agreement,

         (v) agreements which in each single case lead to payments which are received or which have to be made by the Companies of more than HK$750,000 (Hong Kong Dollar: seven hundred and fifty thousand) annually or which are otherwise of special significance for the Companies other than sales in the ordinary course. The Seller does not know of any impairment of the performance of obligations arising out of such agreements, especially the Companies are not in default of any of their obligations arising out of such agreements,

         (w) agreements which are to the best knowledge of the Seller not valid,

         (x) loan agreements and other banking and overdraft facilities other than those set forth in Attachment 5.11(x).

5.12     Environmental

         No harmful substances (Schadstoffe) have been let (einlassen), have seeped (einsickern), have been stored (einlagern) or otherwise have been put (einbringen) into the ground (Erdreich), water (Grundwasser und Oberflachenwasser) and air (Luft) of any of the property, owned, leased or used by the Companies and no such substances have been on such property in violation of any applicable laws. All harmful substances have been dealt with (umgehen), stored (lagern) and disposed of (entsorgen) in compliance with all Environmental Laws and Environmental Permits applicable from time to time when any such action has been taken.

         The Companies are in compliance with all Environmental Laws and Environmental Permits. All waste products generated by the Companies are disposed of in compliance with applicable Environmental Laws in effect now or at the time of such disposal, and, where applicable, pursuant to and in accordance with all Environmental Permits.

         There is no liability, whether asserted or unasserted, fixed or contingent, relating to the real estate property, owned, leased or used by the Companies which results from any environmental matters, including, the use, discharge, disposal, storage, accumulation, transport, leakage, spillage or other actions by the Companies with respect to any harmful or toxic substances, hazardous waste or other pollutants, contaminants or nuisances.

         No claim has been made with respect to the operation of facilities of the Companies resulting from any harmful substance, hazardous waste or from any asbestos or similar materials used in the construction thereof and there is no valid basis for any such claim.

         For purposes of this Article:

         (a) the term "ENVIRONMENTAL LAW(S)" means any law, statute, regulation, ordinance, rule, order, decree, judgement, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any government of any country in which the properties owned, leased or used by the Companies are located, or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in such country, which relates to or otherwise imposes liability or standard of conduct concerning discharges, emissions, releases or threatened releases of noises, odours or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter of energy, into ambient air, water, or land, or otherwise relating to manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials; and

         (b) the term "ENVIRONMENTAL PERMIT(S)" means any permit, license, approval, consent or other authorization required by pursuant to any applicable Environmental Law.

5.13     Miscellaneous

5.13.1 Neither the Purchaser nor any affiliate of the Purchaser nor the Companies have or shall have any liability or otherwise suffer or incur any loss, cost or damage as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the Seller or the Companies in connection with any of the transactions contemplated by the Agreement.

5.13.2 The managing director of the Hong Kong Company is listed in Attachment 5.13.2(i) and the legal representative of the Panyu Company is listed in Attachment 5.13.2(ii). There are no other managing director, legal representative or other persons who have authority under a power of attorney or other document to represent the Companies.

5.13.3 Except as previously disclosed to the Purchaser and its accountant to the best knowledge of the Seller after due inquiry, neither the Companies nor the Subsidiary and Affiliates nor any of its respective board members, managing directors, directors, officers, employees, agents or representatives, nor any other person or entity acting on behalf of any of them, has made, paid or received bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful.

5.13.4 Attachment 5.13.4 (i) contains a true, accurate and complete list of all open accounts receivable of the Companies which came into existence up to 31 March 2000 including its respective due dates and Attachment
         5.13.4 (ii) contains a true, accurate and complete list of all open liabilities of the Companies which came into existence up to 31 March 2000 including its respective due dates with the exception of such accounts receivable and liabilities of the Companies which are contained in the Financial Statements.

5.13.5 Attachment 5.13.5 contains a true, accurate and complete list of all contracts, agreements or arrangements, other than contracts set forth under section 13.4, by which the Companies are bound, or in respect of which any of their assets or properties are subject, providing for an aggregate annual payment obligation of more than HK$1,500,000 (Hong Kong Dollar: one million and five hundred thousand) or with a termination period of more than 6 (six) months (all contracts, agreements or arrangements listed in Attachment 5.13.5, the "MATERIAL CONTRACTS"). All Material Contracts (true, accurate and complete copies of which have been delivered to the Purchaser) are in full force and have not been terminated by any party thereto. The Companies are not in default in the fulfillment of any of the obligations under or resulting from such Material Contracts. No other party to such Material Contract is in default of its obligations thereunder. The execution, delivery and performance of the Agreement will not result in the breach, cancellation and/or termination of any of the terms or conditions of or constitute a default under any of the Material Contracts or affected or give rise to a right of any other party to terminate or cancel any of the Material Contracts.

5.13.6   The list of all bank accounts of the Companies set forth in Attachment
         5.13.6 is complete and correct including the list of all persons which are authorised to sign or to dispose of such accounts.

5.13.7 The Seller has not issued any guarantee (Garantien, Burgschaften, Kreditauftrage) for the benefit of the Companies nor has a Company issued any such guarantee for any of the other Companies.

5.13.8   The Companies do not have any credit-lines.

5.13.9 The information provided by the Seller and the Companies in the course of the due diligence process to the Purchaser and on the Purchaser's behalf to its advisors, is true, accurate and complete in all respects. No information has been withheld which is of importance for the evaluation of the Companies and their business.

5.14     Further Representations and Warranties

5.14.1 Without limiting the generality of the foregoing, the Seller makes further representations and warranties as set out at Schedule 2 hereto.

5.14.2   The Seller further represents and warrants that:

         (a) he does not own or hold any other equity, interest, shares, participations or sub-participations of any kind in any other person or entity (other than the Companies and the Shenzhen Company and the entities listed in Attachment 5.14.2(a));

         (b) prior to the Completion Date, he does not have any contract of employment with any of the Companies;

         (c) he will obtain written consent in respect of the change of ownership of the Hong Kong Company from Tinnon (Hong Kong) Limited, the landlord of the premises leased by the Hong Kong Company, on or before 31 May 2000.

         (d) the Companies are not subject to any warranty claims and/or product liability claims based on products or services sold, delivered or manufactured by the Companies prior to the Completion Date and for which no sufficient provision in the Financial Statements have been made.

6. LEGAL CONSEQUENCES IN CASE OF VIOLATION OF REPRESENTATIONS, WARRANTIES AND GUARANTEES

6.1 In case a representation or warranty or guarantee given by the Seller in Article 5 and Schedule 2 should be incorrect, the Purchaser shall give the Seller notice by registered letter and shall request the Seller to bring about the contractual condition which would have existed if such representation or warranty or guarantee would have been fulfilled within a period, selected at the discretion of the Purchaser, but being at least 60 (sixty) calendar days. In the event that

         (i) the Seller is not able to bring about such contractual condition, or

         (ii) the Seller refuses to bring about such contractual condition, or

         (iii) the Seller fails to bring about such contractual condition within the period of time identified in the Purchaser's notice, and

         (iv) the Purchaser or the Companies suffer any financial damage or loss as a consequence of such breach of representation or warranty or guarantee (whether or not the Seller has brought about the contractual condition), then at the discretion of the Purchaser, either (A) the Purchaser shall reduce the Purchase Price (Minderung) in the respective amount of the loss or damage arising from such breach of a representation or warranty or guarantee or (B) the Seller shall put at the discretion of the Purchaser or the Companies in the position the Purchaser or the Companies would have been in if the representation or warranty or guarantee were correct.

6.2 The Purchaser is only entitled to assert claims based on breach of representations, warranties or guarantees if the aggregate amount of such claims exceeds the amount of HK$3,000,000 (Hong Kong Dollar: three million) provided that to the extent that the Binding Net Asset Value exceeds HK$46,500,000, the Seller shall be entitled to offset such excess amount against the claims of the Purchaser.

6.3 The aggregate amount of all claims of the Purchaser against the Seller arising out of Article 6 and Schedule 2 shall not exceed 30% (thirty percent) of the Purchase Price as reduced (if any) in accordance with
         Article 4.

6.4 To the extent that representations or warranties or guarantees are based upon knowledge (Kenntnis) or constructive knowledge (Kennenmussen) of the Seller, knowledge or constructive knowledge of the Seller or of the persons listed in Attachment 6.4 is or is deemed to be knowledge or constructive knowledge of the Seller.

6.5      Rights of the Purchaser pursuant to Article 6 in connection with
         Article 5 are excluded to the extent that losses or damages resulting from a breach of representations, warranties and guarantees have lead to a reduction of the Purchase Price according to section 4.1.

7.       NO COMPETE RESTRAINT

7.1      The Seller shall not without prior written consent of the Purchaser,

7.1.1 for a period of 3 (three) years, beginning with the date of the Agreement, commence or pursue any activity in the business area of designing, developing, manufacturing, using, marketing, distributing and selling woven labels, printed labels, merchandise tags and other apparel identification products in which the Companies are active in at the date of the Agreement in the territory of Hong Kong and People's Republic of China no matter for his own account or in connection with or to the benefit of any third party; the Seller shall neither support such activities directly or indirectly, nor shall he receive any economic benefit from such activities, nor shall they participate in an enterprise in any way whatsoever which is active in such areas, nor shall they disturb, or attempt to disturb, any business relationship between any third party and the Companies or make any statement to any third party, including the press or media, likely to result in adverse or negative publicity for the Companies,

7.1.2 for a period of 3 (three) years, beginning with the date of the Agreement, solicit, divert or attempt to solicit or divert any third party who is, was, or was solicited to become, a customer or supplier of the Companies at any time prior to the date of the Agreement,

7.1.3 for a period of 3 (three) years, beginning with the date of the Agreement, cause any employee, distributor or advisor or independent consultant (with the exception of attorneys, chartered accountants and tax advisers) who is presently active for the Companies or has been active for the Companies since January, 1990 or will be active for the Companies in the future, or any client, customer or supplier of the Companies, to become active for the Seller or for a company in which the Seller participates or for a competing company in any way whatsoever, be it for the Seller or to the benefit of any person, firm or company,

7.1.4 at any time after the date of the Agreement provide or disclose to third parties, neither directly nor indirectly, business secrets of the Companies, and shall neither cause third parties to provide or to disclose such business secrets, nor to promote or cover such provision or disclosure, nor to use such business secrets for his personal purposes.

7.2 For the purposes of section 7.1.1 there shall be disregarded the financial interest of any person or company in a class of securities which are listed on any recognised stock exchange if that interest is less that 5 (five) per cent of that class.

7.3 For each individual breach of the provisions contained in section 7.1 the Seller shall pay to the Purchaser an adequate contractual penalty in an amount to be assessed by the Purchaser according to Section 315 German Civil Code (Burgerliches Gesetzbuch, BGB). If a dispute arises as to the adequacy of the amount of such contractual penalty, such amount shall be assessed by the competent court upon request of the Seller according to Section 315 para. 3 BGB. This provision, however, does not affect the other remedies of the Purchaser to recover an exceeding damage as well as the enforcement of other claims. Each day during which a violation of section 7.1 continues is considered to be an independent event triggering the contractual penalty.

7.4      The parties of the Agreement assume that the provisions contained in section 7.1 and section 7.3 are reasonable. If at any time any of the provisions of section 7.1 and/or section 7.3 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, territory, scope of activity or otherwise, then this Article shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such duration, territory, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and parties expressly agreeing that the Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

8.       STATUTE OF LIMITATIONS

8.1      Any claims of the Purchaser pursuant to section 6.1 in connection with
         Article 5 shall be time-barred after 2 (two) years following the date of the Agreement, provided that

         (i) any claims of the Purchaser pursuant to section 6.1 in connection with section 5.1 and section 5.2 shall be time-barred after 10 (ten) years following the date of the Agreement and

         (ii) any claims of the Purchaser pursuant to section 6.1 in connection with section 5.6 shall be time-barred after 5
                  (five) years following the date at which the tax assessments made in respect of the relevant periods of all the Taxes payable by the Companies for the period up to the Transfer Date have become final and binding (bestandskraftig).

8.2 The claims of the Seller are time-barred after 5 (five) years following the date of the Agreement.

9.       INSPECTION BY THE PURCHASER

9.1 Any knowledge obtained by the Purchaser or its advisers in the course of the due diligence exercise or otherwise leave statements, representations, warranties, guarantees and indemnities of the Seller made in the Agreement untouched and leave also untouched the right of the Purchaser to make claims based on such statements, representations, warranties, guarantees and indemnities of the Seller made in the Agreement.

10.      TAXES

10.1 To the extent that the Companies are subject to payments of any Taxes (as defined in section 5.6) relating to periods or events prior to the Effective Date, the Seller hereby indemnifies and holds harmless the Purchaser and the Companies from and against any and all such Taxes and any other losses, cost and expenses (including attorney's fees and disbursements) arising out of or in connection with the obligation to pay the Taxes, but only to the extent that such payment to be made by the Companies exceed the specific provisions relating thereto in the Financial Statements.

10.2 After the Transfer Date the Purchaser will request the Companies, as far as legally permissible, to give to the Seller reasonable access to the books and records of the Companies, as necessary and appropriate, to allow the Seller to safeguard its concerns and interests in tax assessments relating to the period or events prior to the Effective Date and the Purchaser is obliged at the cost of the Seller to appeal against any tax assessments and to challenge a notice of assessment upon the Seller's request concerning tax purposes involving all periods prior to the Effective Date, but only to the extent that the affairs of the Companies and the Purchaser are not thereby prejudiced.

10.3 Furthermore, the Purchaser shall ensure, to the extent legally permissible, that the Seller is given reasonable opportunity to consult with the Companies regarding any tax assessments of the Companies relating to periods or events prior to the Effective Date, but only to the extent the affairs of the Companies and the Purchaser are not thereby prejudiced. The Seller is obliged to cooperate with the Companies concerning any tax assessments of the Companies involving all periods prior to the Effective Date.

10.4 An increase in the valuation of an asset and a decrease in the valuation of a liability as consequence of a tax assessment of the Companies do not lead to claims of the Seller against the Purchaser or the Companies and do not reduce claims of the Purchaser and the Companies against the Seller.

11.      CONDITIONS PRECEDENT

11.1 Upon signing of the Agreement, Articles 16 and 17 shall become valid and binding for the parties. The remainder of the Agreement, including the sale and transfer of the Hong Kong Shares shall become valid and binding upon the satisfaction of each of the following conditions precedent (aufschiebende Bedingung):

         (a)      (Intentionally omitted)

         (b)      (Intentionally omitted)

         (c)      (Intentionally omitted)

         (d)      (Intentionally omitted)

         (e)      (Intentionally omitted)

         (f)      (Intentionally omitted)

         (g) execution of the Employment Contract by the Seller and the Hong Kong Company

         (h)      (Intentionally omitted)

         (i)      (Intentionally omitted)

11.2 Upon satisfaction of each of the conditions precedent set forth in 11.1 above, the Seller shall immediately notify the Purchaser in writing thereof and submit to the Purchaser copies of the underlying documents, if any.

11.3 If the conditions set forth in section 11.1 above have not been satisfied by the Seller or waived by the Purchaser by 30 June 2000, the Purchaser may until the day preceding the day of the satisfaction of all such conditions rescind (zurucktreten) the Agreement by written statement to the Seller in which case all commitments of the Seller and the Purchaser hereunder shall terminate without any continuing liability except that each party shall deliver to the other party all documents, working papers and other materials furnished to it by the respective other party in connection with the transaction contemplated by the Agreement hereunder irrespective of whether such materials have been furnished before or after the signing of the Agreement. Each party will keep strictly confidential all information which has been so revealed by the other party.

11.4 Completion shall take place at the offices of Clifford Chance on the same date on which the last of the conditions precedent set out in section 11.1 above has been satisfied or waived (the "COMPLETION
         DATE").

11.5 At Completion, the Seller shall deliver or procure to be delivered to the Purchaser those items set out in Schedule 1.

11.6 The Seller shall procure that the directors of the Hong Kong Company shall convene and at Completion hold a meeting of the board of the Hong Kong Company at which the directors shall:

         (a) vote in favour of the registration of the Purchaser and its nominee(s) as members or the Hong Kong Company in respect of the Hong Kong Shares (subject to the production of duly stamped transfers);

         (b) revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by the Purchaser and authorise the secretary to notify the specimen signatures of the new officers of the Hong Kong Company for the operation of its bank accounts;

         (c) appoint such persons as the Purchaser may nominate as directors of the Hong Kong Company with immediate effect;

         (d) accept the resignation of Ms. Irene Chan as director of the Hong Kong Company so as to take effect from the end of the meeting; and

         (e)      (Intentionally omitted)

         (f) change the accounting reference date of the Hong Kong Companies to such date as is nominated by the Purchaser.

11.7 The Seller shall procure that the directors of the Panyu Company shall convene and at Completion hold a meeting of the board of the Panyu Company at which the directors shall:

         (a) appoint such persons as the Purchaser may nominate as directors, the general manager, the deputy general manager, other managers or officers and auditors of the Panyu Company with immediate effect;

         (b) accept the resignation of Ms. Irene Chan and Mr. So Wah as directors of the Panyu Company so as to take effect from the end of the meeting.

11.8     (Intentionally omitted)

12.      (INTENTIONALLY OMITTED)

13.      RIGHTS AND OBLIGATIONS OF THE PARTIES

13.1 The Seller grants to the Purchaser, its respective affiliates (Beteiligungsgesellschaften) and the Companies and their respective affiliates as well as to their respective successors a worldwide perpetual royaltyfree and exclusive right to use for itself or for an affiliate (Beteiligungsgesellschaft), a branch office or a department with right to sublicense, the name "Bonny Nice" (including the right to use such name as a "geschaftliche Bezeichnung" and to register new trademarks (Marken) including the name "Bonny Nice") and/or each distinctive part thereof in the business of designing, developing, manufacturing, using, marketing, distributing and selling woven labels, printed labels, merchandise tags and other apparel identification products and related services. The Seller declares that he does not know of any other enterprise which uses the name to identify an enterprise.

         The Seller will support the Purchaser, its respective affiliates and the Companies as well as their respective successors in each and any permissible way and will give all necessary declarations and will issue all documents to put the Purchaser its respective affiliates and the Companies as well as their respective successors in the position to use such name and/or distinctive parts thereof with and without additions.

13.2 The Seller shall cause that all intellectual property rights which are identified in Attachment 13.2 as being owned by the Seller or another party are transferred from the Seller or the respective other party holding such intellectual property rights to the Companies, at Seller's expense, as soon as possible after the date hereof and that all applications or filings necessary for such transfer shall have been effected prior to the date of the Agreement. Moreover, the Seller hereby grants the Companies a worldwide, exclusive royalty-free licence to use, with right to sublicense, such intellectual property rights during the period between the Transfer Date and the effectiveness of their transfer to the Companies. With regard to such intellectual property rights, the Seller hereby gives as of the date of effectiveness of the transfer of the intellectual property rights the representations and warranties set forth in section 5.7 above mutatis mutandis, it being understood that the limitation period pursuant to section 8.1 will be 2 (two) years following the effectiveness of the transfers. The Seller shall not, contest or support third parties in contesting the Company's rights to use the intellectual property rights or the know-how referred to in section 13.2.

         In so far as the Seller owns at the date of the Agreement, intellectual property rights including respective applications which are adverse to the business activity of the Companies and which for any reason have not been transferred to the Companies pursuant to this section, the Seller herewith grants to the Companies a worldwide, perpetual royalty free and exclusive licence regarding such intellectual property rights.

13.3 The Seller agrees that all know-how previously provided by the Seller to the Companies, may continue to be used by the Companies after the Transfer Date without restriction, including without any further requirement for licensing or payments with respect thereto. The Seller has delivered or will deliver to the Companies all know-how related documents including but not limited to drawings, plans, computer programs etc. relating to the object of the Companies.

13.4 Except as provided explicitly otherwise in Attachment 13.4, the Seller neither has any legal relationships with the Companies, nor has the Seller any rights and claims against the Companies or to any tangible or intangible asset of the Companies (including rights arising out of licences), which are necessary for the conduct of the business of the Companies in its present area and scope of activity, or which are used by the Companies, nor has the Seller any other rights and claims against the Companies.

         To the extent that any such legal relationships which are not explicitly mentioned in Attachment 13.4 should exist nevertheless, all such legal relationships between the

         Seller and the Companies end on the Transfer Date without coming into existence of any liability or obligation whatsoever for the Purchaser or the Companies. To the extent that such rights and claims, which are not explicitly mentioned in Attachment 13.4, should exist nevertheless, the Seller is at the discretion of the Purchaser either obliged to waive such rights and claims or obliged to transfer such rights and claims to the Companies without further consideration, or such rights and claims end on the Transfer Date without coming into existence of any liability or obligation whatsoever for the Purchaser or the Companies. The Seller herewith guarantees that the same applies to all legal relationships between the members of their families, the persons or companies related to the Seller and former partner or interest-holders of the Companies and persons related to such former partner or interest-holders of the Companies on the one hand and the Companies on the other.

13.5     (Internally omitted)

13.6     (Internally omitted)

13.7     (Internally omitted)

13.8 Mr. Gerhard Bornemann has granted sureties to Commerzbank as security for loans granted by Commerzbank to the Hong Kong Company attached as Attachment 13.8 (the "SURETIES"). The Seller undertakes to procure Mr. Gerhard Bornemann to maintain and not to withdraw the Sureties prior to such Sureties are replaced by a surety from Paxar Corporation with the consent of Commerzbank. The Purchaser and Paxar Corporation hereby jointly and severally indemnify Mr. Gerhard Bornemann from and against all liability arising out of the Sureties from the Completion Date. This indemnity is irrevocable. The Purchaser and Paxar Corporation shall use their best efforts to externally release Mr. Gerhard Bornemann from all liability arising out of the Sureties from the Completion Date. Any setting off (Aufrechnung) and right of retention (Zuruckbehaltung) with regard to the indemnity contained in this section is excluded unless claims have been acknowledged (anerkannt) in writing or have been confirmed by final decision of a competent court or court of arbitration.

13.9     (Intentionally Omitted)

13.10 The Seller guarantees payment by Europrint S.A., Bat. 2 BP 49 Torcy, 77201 Marne La Vallee Cedex 1, France of all obligations Europrint owes to the Companies including interest thereon existing at the date of the Agreement the latest by 31 December 2000 to the respective Company. The Purchaser is obliged to assign the respective claims of the Companies to the Seller to the extent the Seller makes payment to the Companies due to the guarantee contained in this section.

13.11    Notwithstanding the exception made in the 5th and 6th sentences of
         Section 5.3.2, the Seller is obliged to indemnify the Purchaser and the Panyu Company against claims raised by third parties against the Panyu Company if such claims relate to the past business practices of the Panyu Company to the extent no provision has been made or to the extent such claims have not been recorded as liabilities.

14.      POST COMPLETION UNDERTAKINGS

14.1     The Seller undertakes that he will, at his sole cost and expense:

         (a)      cause F.A.S.T. (Shenzhen) Industries Limited ("          (   )
                          ")         , a wholly foreign owned enterprise duly
                  organised and validly existing under the laws of the People's Republic of China whose legal address is at 5-6/F, Block 2, Xin Xiu Industrial Zone, Yan He Bei Road, Luo Hu District, Shenzhen Municipality, People's Republic of China (the "SHENZHEN COMPANY") to be liquidated or otherwise terminated in accordance with the PRC law (as evidenced by the cancellation of the business licence of the Shenzhen Company by the Shenzhen Administration of Industry and Commerce) and settle all amounts due from the Shenzhen Company to the Hong Kong Company on or before 31 December 2000 or such later date as is necessary due to compliance with applicable procedures and requirements of the relevant approval authority in Shenzhen. Within eight weeks from the Completion Date, the Seller shall (i) procure a board meeting of the Shenzhen Company to be held and pass a board resolution for the liquidation or termination of the Shenzhen Company, (ii) submit a formal application to the relevant approval authority in Shenzhen for the liquidation or termination of the Shenzhen Company; (iii) give notice to terminate the lease contract relating to the premises occupied by the Shenzhen Company;

         (b) dispose of all of the Seller's direct or indirect interests or shareholdings in the companies listed in Schedule 3 of the Agreement on or before 31 August 2000;

         (c) use his best endeavours to cause Bornemann & Bick Labelling and Accessories Pte Ltd (the "Singapore Company") to change its company name by removing the reference to the name "Bornemann & Bick" on or before 30 September 2000. By not later than 30 September 2000, for the purpose of this section 14.1(c), the Seller shall recommend to the shareholders of the Singapore Company and advise them that he will vote in favour of and requests that they vote in favour of a resolution to change the company name as aforesaid and take all other action necessary under Singapore law to effect such change of name;

         (d) settle all amounts due to the Hong Kong Company from Winward International Limited and Intertag Labels Limited to the satisfaction of the Purchaser on or before 31 August 2000;

         (e) from the Completion Date, not participate in the management or decision making process of the Shenzhen Company and the Companies listed in Schedule 3 of the Agreement other than to comply with the Seller's obligations set forth in Sections 14.1(a) to 14.1(d) above;

         (f) indemnify the Purchaser and the Companies against all claims, costs, expenses, losses and liabilities arising out of or in connection with the liquidation or termination of the Shenzhen Company and/or the disposal of the Seller's interests in the companies listed in Schedule 3 of the Agreement; and

         (g) for a period of three years from the Completion Date, not participate in the management or day-to-day decision making process of Speedmax International Limited.

15.      SELLER'S PROFIT PARTICIPATION

15.1 During the calendar years 2000, 2001 and 2002 the Seller shall receive a participation in the profits of the Companies in the amount of the product of the Differential Amount (as defined below) and the factor 3 (three) (the "PROFIT PARTICIPATION"). The parties agree that the fiscal year of the Companies will be changed to the calendar year after the date of the Agreement.

         The "Differential Amount" is the positive difference between the Average Consolidated Profit of the Companies (as defined below) and the consolidated profit of the Companies as of 31 March 2000 in the amount of HK$23,000,000 (Hong Kong Dollar:
         twenty three million).

         The average consolidated annual profit of the Companies before taxes on operating and non-operating income for the calendar years 2000, 2001 and 2002 is 1/3 of the sum of the consolidated profits of the Companies before taxes on operating and non-operating income for the calendar years 2000, 2001 and 2002 (the "AVERAGE CONSOLIDATED PROFIT OF THE COMPANIES"). For the purpose of this Article 15, the consolidated profits of the Companies before taxes on operating and non-operating income for the calendar year 2000 shall be determined on the basis of the consolidated profits of the Companies before taxes on operating and non-operating income for the period from 1 April 2000 to 31 December 2000 divided by the factor 0.9.

15.2 The parties agree that for the calendar years 2000, 2001 and 2002 the consolidated profit of the Companies before taxes on operating and non-operating income

15.2.1   is ascertained as follows:

         (a) On the basis of the statutory financial statements of the Companies which shall be prepared on the basis of the same principles and practices used to prepare the Financial Statements referred to in section 5.3,

         (b) for the respective Company according to the generally accepted accounting principles applicable at the seat of the respective Company,

         (c) within the scope of the consolidation of the Companies, is only computed on the basis that the Hong Kong Company directly holds 100% equity interest in the Panyu Company,

         (d) shall be expressed in Hong Kong $ converted from other currencies using the generally accepted accounting principles applicable at the jurisdiction of incorporation of the respective Company.

15.2.2 is ascertained regarding intercompany transactions between the Companies on the one side and Paxar Corporation and companies in which Paxar Corporation directly or indirectly owns interests on the other side (the "INTERCOMPANY TRANSACTIONS") as follows:

         (a) Intercompany Transactions regarding manufactured products between the Hong Kong Company and the Panyu Company on the one side and companies in which Paxar Corporation directly or indirectly owns at least 75% will be at intercompany transfer prices (the "IC-PRICES"), which are set at a mark up of 28% above direct cost only consisting out of direct materials, direct labor, direct factory overhead and shipping costs. IC-Prices so determined will apply unless market conditions require a lower price, which will then be determined in a fair and reasonable negotiation between the buyer and the seller of the manufactured products.

         (b) If either the seller or the purchaser of manufactured products are less than 75% owned by either Paxar Corporation and companies in which Paxar Corporation directly or indirectly owns interests or the Seller, the IC Price will be set by the seller of the manufactured products so as to be no higher than the lowest price charged to any of its third-party customers.

         (c) Purchases or sales of raw materials or other products to which the selling company does not add significant value will be sold at cost plus a handling charge not to exceed 5% of cost.

         (d) For the elimination of doubt, the Seller and Paxar Corporation agree that each will endeavour to sell the products manufactured by the other and will do so with the understanding that no sales commissions shall be paid.

15.2.3   is ascertained according to cash required or excess cash as follows:

         (a) Profit before taxes on operating and non-operating income will be calculated so as to include an appropriate interest cost based upon the cash required by any of the Companies provided by Paxar Corporation beyond amounts generated from the operations of the businesses. The source and the terms and conditions of funding of such cash requirements will be determined by Paxar Corporation.

         (b) Profit before taxes on operating and non-operating income will reflect an appropriate interest income credit to the extent that the Companies generate more cash than is needed to support current requirements. The disposition of such excess (e.g., debt repayment or short-term investments) will be determined by Paxar Corporation.

15.2.4 is ascertained, since it is likely that there will be some integration of the Seller's businesses with Paxar Corporation's businesses according to the following rules:

         (a) Where businesses are combined for administrative purposes (e.g., accounting reasons or customer service) in order to reduce overall costs, the administrative costs of the combined businesses will be allocated between the Seller's and Paxar Corporation's businesses using sales to determine the apportionment factors. Paxar Corporation agrees that such combinations will not occur unless the Seller agrees that there is an advantage to making the combination (lower costs or improved capabilities) or unless Paxar Corporation agrees to override the apportionment of costs set forth in the preceding sentence by charging the Seller's businesses no more than an amount equal to the cost incurred prior to the combination.

         (b) If existing manufacturing operations are combined into one plant or adjacent plants that are managed by the same plant management, the indirect costs (i.e. overhead costs) of he combined operation will be allocated to the previously separate businesses using sales to determine the apportionment factors. In this instance, only the results of the Seller's previously existing business will be included. The foregoing would apply, for example, if the Seller's and Paxar Corporation's existing manufacturing operations in Panyu were to be combined.

15.2.5 is ascertained for the elimination of doubt, in such a way as that profit before taxes on operating and non-operating income will include the results of any expansion of activities of the Companies beyond those taking place on the date of the Agreement. For example, existing woven label operations of the Seller and Paxar Corporation in Panyu may be combined. As another example, narrow woven edge tape production may be introduced to the Panyu Company.

15.3 The Profit Participation shall be due for payment by the Purchaser to the Seller on 15 April 2003.

15.4 The Profit Participation of the Seller amounts to a maximum of HK$ 58,500,000.00 (Hong Kong Dollar: fifty eight million five hundred thousand), provided, however, that such maximum amount of HK$ 58,500,000.00 shall be increased if any by the difference between the maximum amount of the profit participation as defined in section 15.4 of the Commercial Limited Partnership- Interest Purchase- and Assignment Agreement between Paxar GmbH & Co. KG as the purchaser, Mr. Gerhard Bornemann and Dr. Ulrich Bornemann as sellers and Paxar Corporation as the Guarantor dated with the date of the Agreement (the "German Agreement") being DM20,000,000.00 (German Mark: twenty million) and the actual amount paid to Mr. Gerhard Bornemann under section 15.1 of the German Agreement. For the purpose of this section DM shall be converted into HK$ using the rates printed in the New York edition of the Wall Street Journal for the last business day in New York City of the year 2002. Independent from the provisions contained in Article 15, the Profit Participation of the Seller amounts to a minimum of HK$9,750,000.00 (Hong Kong Dollar: nine million seven hundred fifty thousand).

15.5 The amount of the Profit Participation shall be determined by Arthur Andersen and shall be notified by Arthur Andersen in writing to the Seller and the Purchaser simultaneously the latest on 1 April 2003 (the "RECEIPT DATE").

15.6 In case the Purchaser and the Seller do not agree with the determination made by Arthur Andersen according to section 15.5, the Purchaser or the Seller as the case may be shall notify the respective other party on such disagreement at the latest 10 (ten) days after the Receipt Date. If a notification according to this section is not made, the amount of the Profit Participation as determined by Arthur Andersen shall be binding on the parties.

15.7 If the parties fail to reach an agreement on the Profit Participation after a notification has been made according to section 15.6 within a period of 45 (forty five) days after the Receipt Date, the dispute shall be referred to an independent firm of auditors with significant international experience appointed as an expert (Schiedsgutachter) in the sense of Section 317 BGB (the "PROFIT PARTICIPATION EXPERT") and not as an arbitrator jointly by the Seller and the Purchaser, who will resolve the dispute. The decision of the Profit Participation Expert shall be final and binding on the parties. The Profit Participation as decided by the Profit Participation Expert shall be final and binding on the parties. If the parties fail to agree on the firm of auditors to appoint as the Profit Participation Expert within a period of 60 (sixty) days after the Receipt Date, the Profit Participation Expert (which shall be an independent firm of auditors with significant international experience) shall be appointed by the President of the Institut der Wirtschaftsprufer e. V., Dusseldorf upon the request of either party of the Agreement.

15.8 The cost of the determination made by Arthur Andersen shall be borne by the Purchaser. Each party shall bear one half of the costs of the Profit Participation Expert appointed pursuant to section 15.7.

15.9 In case the Seller voluntarily resigns as managing director of the Hong Kong Company prior to 31 December, 2002 the Seller is only entitled to a payment according to Article 15 equivalent to the Profit Participation multiplied by a fraction the numerator of which is equivalent to the number of months the Seller was the managing director of the Hong Kong Company after January 1, 2000 and the denominator of which is 36 (thirty six), provided, however, that the Seller is entitled to a payment of not less than HK$9,750,000 (Hong Kong Dollar: nine million seven hundred and fifty thousand).

16.      INTERIM PERIOD

16.1 The Seller undertakes to procure that during the period between the date of the Agreement and the Transfer Date the Companies have been and will be managed in the ordinary course of business in compliance with the provisions of any applicable laws or regulations and in compliance with the obligations assumed by them, and that the Companies have not and will not enter into agreements or arrangements which, by their nature, scope or duration are outside the ordinary course of business or which may conflict with the representations and warranties set out in Article 5.

16.2 In particular, but without limitation thereto, the Companies have not and will not within the limits mentioned above

16.2.1 give guarantees or surety in respect of obligations of the Seller, or, in respect of obligations of third parties, other than in the ordinary course of business;

16.2.2 neither acquire nor dispose of (including by way of leasing agreements) any businesses, interests or fixed assets, nor undertake to make such acquisition or disposal;

16.2.3 make any legally relevant declaration in respect of any other item addressed in sections 5.5 (a) through to 5.5 (p).

16.3     The Seller will cause that

16.3.1 the Purchaser's and Paxar Corporation's employees have reasonable access to the Companies' premises and documents at all times during normal business hours;

16.3.2 the Purchaser is regularly and continuously informed about the Companies' business, financial and economic situation.

17.      ARBITRATION

17.1 Any dispute arising out of or in connection with the Agreement and its Attachments, including any questions regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the "RULES"), which Rules are deemed to be incorporated by reference into this clause.

17.2     The jurisdiction of the ordinary courts shall be excluded.

17.3 The tribunal shall consist of three arbitrators, two of them shall be nominated by the respective parties and the third arbitrator shall be appointed in accordance with the Rules.

17.4 The rules governing the arbitration proceeding before the arbitrators shall be the Rules and, where the Rules are silent the parties hereof agree that the procedural law of the Federal Republic of Germany shall be applicable.

17.5     The language of the arbitration shall be the English language.

17.6 The place of the arbitration shall be Wuppertal, Federal Republic of Germany.

17.7     (Intentionally omitted)

17.8 The parties hereof agree that the winning party of an arbitration proceeding has a claim for reimbursement against the losing party for all reasonable costs which the winning party had to spend for and during the course of the arbitration proceeding.

17.9 The decision of the arbitrators which has to contain a reasoning (the "DECISION") shall be binding upon the parties hereof and enforceable by any court having jurisdiction for the enforcement of the Decision.

18.      MISCELLANEOUS

18.1     (Intentionally omitted)

18.2 Any transfer taxes in connection with the sale and purchase of the Hong Kong Shares according to Article 1 are borne by the Purchaser provided that the stamp duty payable on the transfer of the Hong Kong Shares shall be borne equally by the Seller and the

         Purchaser. Each party, however, bears the cost of its advisors and chartered accountants itself unless it is provided expressly otherwise in the Agreement.

18.3 Changes, amendments and supplements to the Agreement shall be in writing, signed by each of the parties hereto to be valid and require the explicit reference to the Agreement but need to be notarised if this is required by mandatory law. This is also applicable for a change or addition of this section.

18.4 Any demand, notice, declaration or other communication to be given in connection with the Agreement shall be given in English and in writing addressed to the recipient as follows:

18.4.1   to the Seller:             Ulrich Bornemann
                                    1st Floor, Gordon Terrace
                                    No.4A Carmel Road, Stanley
                                    Hong Kong

         with a copy to:            Leinen & Derichs
                                    Clever Str. 16
                                    D-50668 Koeln
                                    Germany

18.4.2   to the Purchaser:          Paxar Far East Limited
                                    8/F, Paxar Building
                                    210 Choi Hung Road
                                    San Po Kong, Kowloon
                                    Hong Kong

         with a copy to:            Clifford Chance
                                    29/F, Jardine House
                                    One Connaught Place
                                    Central
                                    Hong Kong

         or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

18.5 If any provision of the Agreement or any provision to be incorporated into the Agreement is or becomes invalid or impracticable or should a necessary provision not be contained in the Agreement, the validity of the Agreement and the remaining provisions of the Agreement shall remain unaffected. Instead of the invalid or impracticable provision or to bridge the gap, a valid provision is applicable which to the fullest extent possible corresponds to what the parties would have wanted or according to the sense and object of the Agreement would have agreed if they had known the invalidity or impracticability or had realised the gap.

18.6 Except to the extent that they have been performed and except where the Agreement provides otherwise, the obligations contained in the Agreement shall remain in force after completion.

18.7 Declarations which are contained in an Attachment to the Agreement are part of the Agreement and are deemed also for purposes of all other Attachments to the Agreement as part of the Agreement.

18.8 The Agreement is exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany.

18.9     (Intentionally omitted)

18.10 The Agreement is written in the English language (except that certain of the Attachments may be in the German and/or the Chinese language). The Agreement may be translated into any language other than the English language, provided, however, that, for all purposes, the English language text of the Agreement shall prevail, provided, further, that, such terms to which a German translation has been added in parenthesis shall be interpreted throughout the Agreement in the meaning assigned to them by the German translation.

18.11 The Agreement including the Attachments hereto contain all of the terms, conditions, representations and warranties agreed upon between the parties relating to the subject matter of the Agreement and supersedes all prior negotiations, agreements and undertaking of the parties, oral, written, with respect to the subject matter hereof. Oral side agreements to the Agreement do not exist.

18.12 Except as required by law and except as required to perform the Agreement, no public announcements or press releases concerning the entering into of the Agreement shall be made by any party hereto without the prior written consent of the other party. If required by law and except as required to perform the Agreement, public announcements or press releases shall only be made upon consultation with the other party.

18.13 No party shall assign the Agreement, any part hereof or any rights arising hereunder to any third party (including affiliates of such party) without having obtained the prior written consent of the other party provided, however, that the Purchaser may at any time and from time to time, even without the prior written consent of the Seller assign in whole or in part its respective rights and obligations under the Agreement to one or more wholly owned subsidiaries of the Purchaser, such assignee(s) shall collectively be deemed to be the "PURCHASER" for all purposes of the Agreement and the assignee in such assignment shall have no further obligations with respect to the portions of its rights and obligations that have been assigned.

18.14 Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to the Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under the

         Agreement, or any waiver of any provisions or conditions of the Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

18.15 Each party shall from time to time execute and deliver all such additional documents and take all such additional actions as the other party may reasonably require in order to effectively consummate the Agreement as provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Hong Kong on the date first above written.

SIGNED by /s/ Chu Che Oop, Paul               )
For and on behalf of                          )
PAXAR FAR EAST LIMITED                        )
In the presence of:- /s/ Stuart Valentine     )







SIGNED by /s/ Ulrich Wilhelm Helmut Bornemann )
Ulrich Wilhelm Helmut Bornemann               )
In the presence of:- /s/ Ben Leung            )

                                   SCHEDULE 1

                         SELLER'S COMPLETION OBLIGATIONS



At Completion, the Seller shall deliver or procure to be delivered to the
Purchaser:

A.       IN RESPECT OF THE HONG KONG COMPANY

1. Duly executed instruments of transfer and bought and sold notes in respect of the Hong Kong Shares in favour of the Purchaser and its nominee(s) together with the relevant share certificates;

2. Copies of statements of each bank account of the Hong Kong Company made up to a date not earlier than four business days before the Completion Date;

3.       Business Registration Certificate (copy);

4.       Original Memorandum and Articles of Association;

5.       Original Certificate of Incorporation;

6.       Two Common Seals of the Company;

7. Copy annual returns of the Hong Kong Company which have been duly filed with the Company Registry;

8. Originals of all shareholder resolutions passed to date (whether in the form of a written resolution or at a meeting of the shareholders);

9. Original register of shareholders, register of directors and the register of directors' interests in shares notified to the Hong Kong Company;

10. Originals of all other registers or statutory books and records which the Hong Kong Company is required to keep under Hong Kong law including all minutes books of directors' meetings;

11. Any waivers, consents or other documents necessary to vest in the Purchaser the full beneficial ownership of the Hong Kong Shares and to enable Purchaser and its nominee(s) to be registered as legal owners thereof;

12. Letter of resignation in the agreed form from Ms. Irene Chan acknowledging under seal that the writer has no claim against the Hong Kong Company for compensation for loss of office or otherwise;

13. Deed of acknowledgement executed by Ms. Tracy Hui acknowledging under seal that she holds one Hong Kong Share as nominee for the Seller and she has no claim against the Hong Kong Company or the Purchaser.

14.      (Intentionally omitted)

B.       IN RESPECT OF THE PANYU COMPANY:

1. Letters of resignation in the agreed form from the present directors, Ms. Irene Chan and Mr. So Wah, of the Panyu Company in each case acknowledging that the writer has no claim against the Panyu Company or the Hong Kong Company for compensation for loss of office or otherwise;

2.       Business Licence (copy);

3. Original Approval Letter (Pan Wai Jing Yin [1995] No.119) issued by Panyu Commission of Foreign Trade and Economic Cooperation ("PANYU COFTEC") on 18 April 1995;

4. Original Approval Letters (Pan Wai Jing Yin [1996] No.385) and (Pan Wai Jing Yin [1997] No.3) in relation to expansion of business scope issued by Panyu COFTEC dated 27 November 1996 and 7 January 1997 respectively;

5. Original Approval letter (Pan Wai Jing Yin [1998] No.052) in relation to increase of registered capital issued by Panyu Foreign Trade and Economic Bureau dated 6 March 1998;

6. Original Approval Letter (Pan Wai Jing Ye [1998] No.078) in relation to adjustment of export ratio issued by Panyu Foreign Trade and Economic Bureau dated 28 March 1998;

7.       Copies of all resolutions of the board of directors of the Panyu
         Company;

8. All original valuation reports issued by the Guangdong Import & Export Commodity Inspection Bureau of the PRC in respect of the import of equipment by the Panyu Company;

9. All original capital verification reports confirming capital contributions totalling HK$29,339,881 to the Panyu Company;

10.      Original Articles of Association and all amendments thereto (if any);

11.      Original Feasibility Study Report;

12.      All original audited financial statements of the Panyu Company;

13. Certified true copies of real estate sale and purchase contracts, original receipts evidencing full payment of the purchase price, certified true copies of land and building ownership certificates (excluding Property D5) and all planning, construction and completion permits and certificates (in respect of Property D5 only) of the following properties located in Panyu, PRC:

         a.       Property B20
         b.       Property C23
         c.       Property B72
         d.       Property B73

         e.       Property C50
         f.       Property D5;

14. All original loan contracts in connection with the purchase of the above properties; and

15. Evidence satisfactory to the Purchaser that the Panyu Company has passed the 1999 annual examination by the relevant PRC authorities (including tax, finance, labour, customs and foreign exchange authorities and administration of industry and commerce).

16. Original application letter for an extension of the period for making the outstanding capital contribution of the Panyu Company which bears the chop of Panyu Foreign Economic and Trade Bureau dated 10 April 2000.

17. Original certificate of approval issued to the Panyu Company by the Guangzhou Municipal People's Government.

                                   SCHEDULE 2



The Seller further represents, warrants and undertakes to the Purchaser that:

1. No order has been made or application for bankruptcy presented to the People's Court or resolution passed for the winding up of any of the Panyu Company; no distress, execution or other process has been levied on any of its assets; the Panyu Company has not stopped payment or is unable to pay its debts nor is it insolvent under PRC law and the Panyu Company has not applied for conciliation in order to settle its debts; no liquidation committee has been appointed by the Panyu Company, the People's Court or any other person for the purpose of liquidating the business or assets of the Panyu Company or any part thereof; no meeting of the creditors of the Panyu Company has been held or is in prospect; no ruling declaring the bankruptcy of the Panyu Company has been made and no public announcement in respect of the same has been pronounced by the People's Court, and there is no unfulfilled or unsatisfied judgment or order of the People's Court outstanding against it; and there has been no delay by the Panyu Company in the payment of any obligation due for payment.

2. The Panyu Company has obtained all necessary approvals, licences, quotas, consents, permissions, authorisations and exceptions from any person, body or authority required for the establishment of the Panyu Company and the commencement and proper carrying on of the business of the Panyu Company (including, without limitation, all licences and quotas required to be obtained with respect to imports or exports or processing operations in the PRC) and all such approvals, licences, quotas, consents, permissions, authorisations and exceptions are valid and subsisting and in full force and effect.

         The Panyu Company is not in breach of any such approvals, licences, consents, permissions, authorisations and exceptions and there are no factors that might in any way prejudice the continuation or renewal of any of them, in whole or in part.

         The Panyu Company has conducted its business and its corporate affairs in accordance with all applicable PRC laws and regulations and has not done or omitted to do anything in contravention or breach of any law or regulation of the PRC or elsewhere applicable to it or the business of the Panyu Company.

         Notwithstanding the generality of the foregoing, the Seller further warrants that the Panyu Company has at all times carried on its business in all respects in accordance with, and all acts and things done or performed by the Panyu Company were within the scope of operations of, its business licence and articles of association; the Panyu Company has in all respects complied with the Regulations of the PRC on the Administration of Company Registration and the Measures on Annual Inspection of Legal Person Business Licences, and there is no event which would give rise to the revocation of the business licence by the State Administration for Industry and Commerce or other competent authority or which in any way may prejudice the renewal by such authority of the business licence;

         there is no event which would render the Panyu Company liable to any fine, penalty or other sanction.

3. The Panyu Company has in relation to each of its employees (and, so far as relevant, to each of its former employees) complied with all applicable laws and regulations of the PRC and requirements of all relevant labour authorities (including, without limitation, those relating to normal working hours, overtime hours, minimum wage and overtime pay) and all other obligations imposed on them by, and all orders and awards made under all regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between the Panyu Company and its employees or any trade union or the conditions of service of its employees.

4. The Panyu Company has provided labour insurance to its employees (including, without limitation, work injury, unemployment, medical, maternity insurances and pension) in accordance with relevant PRC laws and regulations (including local regulations), has paid all amounts due to the PRC government by way of subsidies in housing, basic living necessities, culture, education, and the hygiene and health of such employees, and where the extent of such funds and subsidies have been checked by the labour authority and adjustment has been ordered, the appropriate adjustment has been effected accordingly.

5. The Panyu Company is, and always has been, able to maintain a balance of foreign exchange income and expenditure without infringing any PRC laws.

         The Panyu Company has obtained and holds a valid and subsisting Foreign Exchange Registration Certificate in accordance with the previous and subsequent notices issued by the State Administration of Foreign Exchange ("SAFE") relating to the administration of foreign exchange; there is no event which would give rise to the revocation of the Foreign Exchange Registration Certificate by SAFE or other competent authority or which in any way may prejudice the renewal by such administration or authority of the Foreign Exchange Registration Certificate.

         The Seller is not aware of any reason why the Foreign Exchange Registration Certificate for the Panyu Company will not be renewed upon the expiry of its current term.

         There is no event which would render the Panyu Company liable to any fine, penalty or other sanction (including revocation of its business licence) as a result of any breach of the applicable PRC foreign exchange laws and regulations.

6. In respect of all land and buildings located in the People's Republic of China which are owned by the Hong Kong Company and the Panyu Company, all land grant premiums in respect of all such land and all amounts payable by the Hong Kong Company and the Panyu Company to acquire such land and buildings have been paid in full; the Hong Kong Company and the Panyu Company have good and marketable title to, and have been issued building and land ownership certificates in respect of, all such land and buildings; except otherwise disclosed in Attachment 5.4(a), such land and buildings are not subject to any pledges, charges, liens, mortgages, security interests, pre-emption rights and other encumbrances or third party rights or claims of any kind and there are no rights, interest, covenants, conditions, restrictions, exceptions, reservations, licenses, easements, agreements, claims or any other matters or things affecting such land and buildings; the Hong Kong Company and the Panyu Company have exclusive ownership and possession of such buildings and have obtained all material approvals and permits in respect of the construction, occupation and use of such buildings, and the Hong Kong Company and the Panyu Company have in all material respects performed, observed and complied with and there is no subsisting breach of any covenants, restrictions, conditions, agreements, statutory requirements, by-laws, orders, building regulations or other obligations affecting such buildings; all infrastructure facilities connecting to such land and buildings (including electricity, gas, steam, tap water, industrial water and telecommunications) that are necessary to the operation of the business carried on therein or thereon are available in adequate quantity and quality, the site coverage (percentage of the land covered by the buildings), plot ratio (ratio of total floor base of buildings constructed on the land to the total area of the land), green area (part of the land set aside for gardens, lawns or shrubbery) and other aspects of the constructions on the land comply in all material respects with the requirements of the original land grant contracts relating to such land and buildings, conditions of use attached to such land grant contracts and planning and other requirements of the PRC national and local governments.